As filed with the Securities and Exchange Commission on November 4, 2004
REGISTRATION NO. 333-109846

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROTALEX, INC.
(Name of small business issuer in its charter)

New Mexico (State or other Jurisdiction of Incorporation or Organization)	8731 (Primary Standard Industrial Classification Code Number)	91-2003490 (I.R.S. Employer Identification No.)

145 UNION SQUARE DRIVE
NEW HOPE, PA 18938
(215) 862-9720
(Address and telephone number of principal executive offices and principal place of business)

MR.&NBSP;STEVEN H. KANE
PRESIDENT AND CHIEF EXECUTIVE OFFICER
145 UNION SQUARE DRIVE
NEW HOPE, PA 18938
(215) 862-9720
(Name, address and telephone number of agent for service)

Copies to:
Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
(619) 236-1414
(619) 232-8311 (fax)

Approximate date of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated November 4, 2004

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and neither we nor the selling stockholders are soliciting offers to buy these securities, in any state where the offer and sale is not permitted.

PROTALEX, INC.

10,610,045 Shares of

Common Stock

This prospectus is part of a registration statement of Protalex, Inc. (“Protalex,” “we,” “us” or “our”) filed with the Securities and Exchange Commission (“SEC”). This prospectus relates to the resale by selling stockholders of up to 10,610,045 shares of our common stock, based on current market prices. Of such shares, 7,445,646 shares are currently outstanding and 3,164,399 shares are issuable upon exercise of warrants that we have granted to these selling stockholders. We will not receive any proceeds from the sale of the shares by these selling stockholders. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

Our common stock is listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “PRTX.OB”. The last reported sales price per share of our common stock, as reported by the OTCBB on September 27, 2004 was $2.95.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page [4].
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November ___, 2004.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER AND MAY NOT BE CURRENT AS OF ANY SUBSEQUENT DATE.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any supplement to this prospectus and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation” sections, and other sections of this prospectus.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless otherwise indicated or required by the context, as used in this prospectus, the terms “we,” “our,” “us” and “the Company” refer to Protalex, Inc.

Our Company

We are a development stage company creating a class of human pharmaceuticals from organic molecules to regulate the immune system with persisting effects. Our initial autoimmune disease target is rheumatoid arthritis (“RA”). We plan to bring to market our lead product, PRTX-100, a drug designed to combat the effects of RA and, potentially, other autoimmune diseases. We have completed pre-clinical studies on PRTX-100. We are preparing to file an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (“FDA”), which will permit us to begin human clinical trials of PRTX-100 in calendar year 2005.

Our predecessor corporation was incorporated on April 23, 1958, as “Ideal Homes, Inc.,” which changed its name to “Enerdyne Corporation” and became a public company. We acquired Enerdyne through a reverse merger in November 1999. Since that time, our focus has been on the development of autoimmune drugs, as discussed above. Our corporate headquarters are in New Hope, Pennsylvania.

Recent Developments

Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to develop a successful product through the issuance of additional debt or equity. As of May 31, 2004, our cumulative net loss was $6,739,474. We currently do not have a product in the market, and we need to obtain additional financing and develop an approved drug to sustain our existence.

In September 2003, we raised $12,657,599 through a private placement of our common stock to various institutional and other accredited investors. This capital has been used to continue our operations from September 2003 to the present, and we believe that such capital will be sufficient to sustain our operations through at least the next twelve months, at which time we will require additional capital. The additional capital required for us to continue our operations is discussed in the risk factor section of this prospectus beginning on page 4. Details of our liquidity position are also discussed in “Management’s Discussion and Analysis or Plan of Operation” on page 19.

The Offering

Common stock offered by selling stockholders (including shares underlying warrants)	10,610,045 shares, assuming full exercise of the warrants. This number represents approximately 63% of our current outstanding stock.(1)

Common stock to be outstanding after the offering	Up to 19,948,832 shares (assuming full exercise of the warrants)

Proceeds to Protalex	If all warrants are fully converted, our proceeds would be approximately $7,594,558. We will not receive proceeds from the resale of shares by the selling stockholders.

Use of proceeds	Working capital

Over-the-Counter Bulletin Board Symbol	PRTX.OB

(1) Based on 16,784,433 shares of common stock outstanding as of September 27, 2004, which excludes: (i) up to 1,611,922 shares of common stock issuable upon exercise of employee and director stock options, (ii) 85,000 warrants to purchase common stock at a price of $1.25 per share and (iii) 842,003 warrants to purchase common stock at a price of $3.50 per share.

3

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We have a history of significant losses, and we may never achieve or sustain profitability.

We are focused on product development and have not generated any revenues to date. We have incurred operating losses each year of our operations, and we expect to continue to incur operating losses for the next several years. The process of developing our products requires significant clinical, development and laboratory testing and clinical trials, as well as regulatory approvals. In addition, commercialization of our targeted RA product will require the establishment of sales, marketing and manufacturing capabilities, either through internal hiring or through contractual relationships with others. We expect our research and development and general and administrative expenses will increase over the next several years. As of May, 31, 2004, our cumulative net loss was $6,739,474. Our net loss was $2,989,364 for the fiscal year ended May 31, 2004 and $1,003,987 for the subsequent three months. Our continued operational loss may have a material adverse effect upon the value of our common stock and may jeopardize our ability to continue our operations.

If we fail to obtain regulatory approvals for PRTX-100 or any other drug we develop, we will not be able to generate revenues from the commercialization or sale of such drug.

We must receive regulatory approval of each of our drugs before we can commercialize or sell that product. The pre-clinical laboratory testing, formulation development, manufacturing and clinical trials of any product we develop, as well as the distribution and marketing of these products, are regulated by numerous federal, state and local governmental authorities in the United States, principally the FDA, and by similar agencies in other countries. The development and regulatory approval process takes many years, requires the expenditure of substantial resources, is uncertain and subject to delays, and will thus delay our receipt of revenues, if any, from PRTX-100 or any other drug we develop. We cannot assure you that our clinical trials will demonstrate the safety and efficacy of PRTX-100 or any other drug we develop or will result in a marketable product.

No product can receive FDA approval unless human clinical trials show both safety and efficacy for each target indication in accordance with FDA standards. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late stage clinical trials even after achieving promising results in early stage development. We therefore cannot assure you that the results from our pre-clinical trials for PRTX-100 drug or any other drug we develop will be predictive of results obtained in future clinical trials. Further, data obtained from pre-clinical and clinical activities are subject to varying interpretations that could delay, limit or prevent regulatory agency approval. We cannot assure you that our trials will establish the safety and efficacy of PRTX-100 drug or any other drug we develop sufficiently for us to obtain regulatory approval.

We may also encounter delays or rejections based on our inability to enroll enough patients to complete our clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a harmful effect on our ability to develop products. We may encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval of a particular compound. We also may encounter delays in the event we are unable to produce clinical trial material in sufficient quantities and of sufficient quality to meet the schedule for our planned clinical trials. In addition, we rely on a number of third parties, such as clinical research organizations, to help support the clinical trials by performing independent clinical monitoring, data acquisition and data evaluations. Any failure on the part of these third parties could delay the regulatory approval process.

4

Our products, if approved, may fail to achieve market acceptance.

There can be no assurance that any products we successfully develop, if approved for marketing, will achieve market acceptance or generate significant revenues. We intend for our products, including PRTX-100, to replace or alter existing therapies or procedures, and hospitals, physicians or patients may conclude that these products are less safe or effective or otherwise less attractive than these existing therapies or procedures. If our products do not receive market acceptance for any reason, it would adversely affect our business, financial condition and results of operations.

Further, our competitors may develop new technologies or products that are more effective or less costly, or that seem more cost-effective, than our products. We can give no assurance that hospitals, physicians, patients or the medical community in general will accept and use any products that we may develop.

If we cannot raise additional capital on acceptable terms, we may be unable to complete planned clinical trials, obtain regulatory approvals or commercialize our product candidates.

We will require substantial future capital in order to continue to conduct the research and development, clinical and regulatory activities necessary to bring our products to market and to establish commercial manufacturing, marketing and sales capabilities. Our future capital requirements will depend on many factors, including:

•	progress of pre-clinical development and laboratory testing and clinical trials;

•	time and costs involved in obtaining regulatory approvals;

•	number of products we pursue;

•	costs in filing and prosecuting patent applications and enforcing or defending patent claims; and

•	the establishment of selected strategic alliances and activities required for product commercialization.

We intend to seek additional funding through private or public sales of our securities. This funding may significantly dilute existing stockholders or may limit our rights to our technology. We cannot assure you that we can obtain additional funding on reasonable terms, or at all. We believe that existing cash reserves will fund our planned activities for at least the next twelve months.

Claims by other companies that we infringe their proprietary technology may result in liability for damages or stop our development and commercialization efforts.

Competitors and other third parties may initiate patent litigation against us in the United States or in foreign countries based on existing patents or patents that may be granted in the future. There can be no assurance that our competitors have not sought or will not seek patents that may cover aspects of our technology.

While we conduct patent searches to determine whether the technologies used in our products infringe patents held by third parties, a patent application is currently pending and more patents may be filed in the future for technologies generally related to our technologies, including many patent applications that remain confidential after filing. Due to these factors and the inherent uncertainty in conducting patent searches, there can be no guarantee that we will not violate third-party patent rights that we have not yet identified.

The owners or licensees of these and other patents may file one or more infringement actions against us. Any such infringement action could cause us to incur substantial costs defending the lawsuit and could distract our management from our business, even if the allegations of infringement or misappropriation are unwarranted. The defense of multiple claims could have a disproportionately greater impact. Furthermore, a party making this type of claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from making, using, selling, offering for sale or importing our products or prevent our customers from using our products. If a court determined or if we independently discovered that any of our products or manufacturing processes violated third-party proprietary rights, there can be no assurance that we would be able to reengineer the product or processes to avoid those rights, or to obtain a license under those rights on commercially reasonable terms, if at all.

5

If we are unable to protect our intellectual propriety rights, our competitors may develop and market products with similar features that may reduce demand for our products.

The following intellectual property factors are important to our success:

•	receiving patent protection for our product candidates;

•	maintaining our trade secrets;

•	not infringing on the proprietary rights of others; and

•	preventing others from infringing our proprietary rights.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

We have tried to protect our proprietary position by filing a U.S. patent application related to PRTX-100. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own may not provide any protection against competitors. Our pending patent application or those we may file in the future may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent was to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our patent application at risk of not issuing.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.

6

If third-party manufacturers of our products fail to devote sufficient time and resources to our concerns, or if their performance is substandard, our clinical trials and product introductions may be delayed and our costs may rise.

We have limited manufacturing facilities, and we have no experience in the commercial manufacturing of drugs and limited experience in designing drug manufacturing equipment. We have contracted with third party manufacturers to produce, in collaboration with us, PRTX-100 for clinical trials. We intend to rely, in part, on third-party contract manufacturers to supply, store and distribute our potential products for our clinical trials and manufacture and distribution of our potential products. Our reliance on these third-party manufacturers will expose us to the following risks, any of which could delay or prevent the completion of our clinical trials, the approval of our products by the FDA or the commercialization of our product, result in higher costs or deprive us of potential product revenues:

•	Contract manufacturers often encounter difficulties in achieving volume production, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, a manufacturer might not be able to manufacture sufficient quantities of drugs to meet our clinical schedules or to commercialize our products.

•	Contract manufacturers are obliged to operate in accordance with FDA-mandated current good manufacturing practices, or cGMPs. A failure of these contract manufacturers to establish and follow cGMPs and to document their adherence to such practices may lead to significant delays in the availability of material for clinical study and may delay or prevent filing or approval of marketing applications for our products.

•	For PRTX-100, we will initially rely on a single contract manufacturer. Changing this manufacturer may be difficult and the number of potential manufacturers is limited. Changing manufacturers may require re-validation of the manufacturing processes and procedures in accordance with FDA-mandated cGMPs. Such re-validation may be costly and time-consuming. It may be difficult or impossible for us to find replacement manufacturers on acceptable terms quickly, or at all.

•	Our contract manufacturer may not perform as agreed or may not remain in the contract manufacturing business for the time required to produce, store and distribute our products successfully.

Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency, or “DEA,” and corresponding state and foreign agencies to ensure strict compliance with cGMPs, other government regulations and corresponding foreign standards. While we are obligated to audit the performance of third party contractors, we do not have control over our third-party manufacturers’ compliance with these regulations and standards. Failure by our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant market approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

We may not be able to manufacture our products in commercial quantities, which would prevent us from marketing our products.

To date, PRTX-100 has been manufactured in small quantities for pre-clinical trials. If this product were approved by the FDA for commercial sale, we would need to manufacture it in larger quantities. We cannot assure you that we will be able to successfully increase the manufacturing capacity, whether on our own or in collaboration with third party manufacturers, for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require certain additional validation studies, which the FDA must review and approve. If we are unable to successfully increase the manufacturing capacity for PRTX-100, its regulatory approval or commercial launch may be delayed or there may be a shortage of supply. PRTX-100 requires precise, high quality manufacturing. Our failure to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business.

7

We have no experience selling, marketing or distributing our products and no internal capability to do so.

If we receive regulatory approval to commence commercial sales of PRTX-100, we will face competition with respect to commercial sales, marketing and distribution. These are areas in which we have no experience. To market our product directly, we must develop a direct marketing and sales force with technical expertise and supporting distribution capability. Alternatively, we may engage a pharmaceutical or other healthcare company with an existing distribution system and direct sales force to assist us. There can be no assurance that we will successfully establish sales and distribution capabilities either on our own or in collaboration with third parties or gain market acceptance for our product. To the extent we enter co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and there can be no assurance that our efforts will succeed.

Competition in the pharmaceutical industry is intense, and if we fail to compete effectively our financial results will suffer.

We engage in a business characterized by extensive research efforts, rapid developments and intense competition. We cannot assure you that our products will compete successfully or that research and development by others will not render our products obsolete or uneconomical. Our failure to compete effectively would materially adversely affect our business, financial condition and results of operations. We expect that successful competition will depend, among other things, on product efficacy, safety, reliability, availability, timing and scope of regulatory approval and price. Specifically, we expect important factors will include the relative speed with which we can develop products, complete the clinical, development and laboratory testing and regulatory approval processes and supply commercial quantities of the product to the market.

We expect competition to increase as technological advances are made and commercial applications broaden. In commercializing PRTX-100 and any additional products we develop using our technology, we will face substantial competition from large pharmaceutical, biotechnology and other companies, universities and research institutions.

Relative to us, most of our competitors have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. We are thus at a competitive disadvantage to our competitors with greater capital resources and we may not be able to compete effectively.

If we are unable to retain key personnel and hire additional qualified scientific, sales and marketing, and other personnel, we may not be able to successfully achieve our goals.

We depend on the principal members of our scientific and management staff, including Steven H. Kane, our president and chief executive officer, and Dr. Hector Alila, our senior vice president of drug development. The loss of either of these individuals’ services might significantly delay or prevent the achievement of research, development or business objectives and could materially adversely affect our business, financial condition and results of operations. We do not maintain key person life insurance on any of these individuals.

Mr. Kane, who joined us in December 2002, and Dr. Alila, who joined us in March 2004, are key additions to our management team and will be critical to directing and managing our growth and development in the future. We are not aware of any present intention of any of these individuals to leave our company.

Our success depends, in large part, on our ability to attract and retain qualified scientific and management personnel such as these individuals. We face intense competition for such personnel and consultants. We cannot assure you that we will attract and retain qualified management and scientific personnel in the future.

8

Further, we expect that our potential expansion into areas and activities requiring additional expertise, such as further clinical trials, governmental approvals, contract manufacturing and marketing, will place additional requirements on our management, operational and financial resources. We expect these demands will require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for our success.

Risks Relating to Our Industry

Even if we obtain marketing approval, PRTX-100 will be subject to ongoing regulatory review.

If regulatory approval of PRTX-100 is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly, post-marketing follow-up studies. As to products for which marketing approval is obtained, the manufacturer of the product and the manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. In addition, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product will remain subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. We may be slow to adapt, or we may never adapt, to changes in existing requirements or adoption of new requirements or policies.

If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Market acceptance of PRTX-100 will be limited if users are unable to obtain adequate reimbursement from third-party payors.

Government health administration authorities, private health insurers and other organizations generally provide reimbursement for products like PRTX-100, and our commercial success will depend in part on these third-party payors agreeing to reimburse patients for the costs of our product. Even if we succeed in bringing our proposed RA product to market, we cannot assure you that third-party payors will consider it cost-effective or provide reimbursement in whole or in part for its use.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. PRTX-100 is intended to replace or alter existing therapies or procedures. These third-party payors may conclude that our product is less safe, effective or cost-effective than existing therapies or procedures. Therefore, third-party payors may not approve our product for reimbursement.

If third-party payors do not approve our product for reimbursement or fail to reimburse them adequately, sales will suffer as some physicians or their patients will opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third-party payors make reimbursement available, these payors’ reimbursement policies may adversely affect our ability to sell our product on a profitable basis.

Moreover, the trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for our product, which could adversely affect our business, financial condition and results of operations.

In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after the FDA or other regulatory agencies approve PRTX-100 for marketing. While we cannot predict the likelihood of any of these legislative or regulatory proposals, if any government or regulatory agencies adopt these proposals they could materially adversely affect our business, financial condition and results of operations.

9

We may be required to defend lawsuits or pay damages in connection with the alleged or actual harm caused by our products.

We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products is alleged to have resulted in harm to others. This risk exists in clinical trials as well as in commercial distribution. In addition, the pharmaceutical and biotechnology industries in general have been subject to significant medical malpractice litigation. We may incur significant liability if product liability or malpractice lawsuits against us are successful. Furthermore, product liability claims, regardless of their merits, could be costly and divert our management’s attention from other business concerns, or adversely affect our reputation and the demand for our product. Although we maintain product liability insurance, we cannot be certain that this coverage will be adequate or that it will continue to be available to us on acceptable terms.

Rapid technological change could make our products obsolete.

Pharmaceutical technologies have undergone rapid and significant change. We expect that pharmaceutical technologies will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compound, product or process we develop may become obsolete before we recover any expenses incurred in connection with their development. Rapid technological change could make our products obsolete, which could materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Stock

Our common stock has experienced in the past, and may experience in the future, significant price volatility, which substantially increases the risk of loss to persons owning our common stock.

The stock market, particularly in recent years, has experienced significant volatility particularly with respect to pharmaceutical and biotechnology stocks. The volatility of pharmaceutical and biotechnology stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

•	announcements of the introduction of new products by us or our competitors;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	rumors relating to us or our competitors;

•	litigation or public concern about the safety of our potential products;

•	our quarterly operating results;

•	deviations in our operating results from the estimates of securities analysts; and

•	FDA or international regulatory actions.

Because of the limited trading market for our common stock, and because of the significant price volatility, you may not be able to sell your shares of common stock when you desire to do so. In the fiscal year ended May 31, 2004, our stock price ranged from a high of $5.70 to a low of $1.45 per share. In the fiscal year ended May 31, 2003, our stock price ranged from a high of $3.25 to a low of $1.17, and during the first quarter of the current fiscal year, our stock price ranged from a high of $2.95 to a low of $2.20. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss as a result of such illiquidity and because the price for our common stock may suffer greater declines due to its price volatility.

We may be the subject of securities class action litigation due to future stock price volatility.

In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

10

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate and thus inhibit our ability to raise additional capital when it is needed.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. The Sarbanes-Oxley Act also requires the SEC to promulgate new rules on a variety of subjects. We expect these developments to increase our legal and financial compliance costs, and to make some activities more difficult, such as stockholder approval of new option plans. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Our common stock is traded on the OTCBB, which may be detrimental to investors.

Our shares of common stock are currently traded on the Over the Counter Bulletin Board (“OTCBB”). Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

11

PREVIOUS FINANCINGS

On September 18, 2003, the Company sold 7,445,646 shares of common stock of the Company and warrants to purchase an additional 2,605,976 shares of common stock of the Company to institutional and individual investors for an aggregate purchase price of $12,657,599. The Company also issued warrants to purchase 558,423 shares of Company common stock to Merriman Curhan Ford & Co., a registered broker-dealer, in connection with this financing. Each of the warrants has an exercise price of $2.40 per share and expires on September 18, 2008. The securities were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder. The Company obtained representations from each of the investors that they are “accredited investors” for purposes of Regulation D.

Pursuant to the Investor Rights Agreement entered into by Protalex and the investors in such private placement, we had the obligation to file the Registration Statement on Form SB-2 to which this Post-Effective Amendment No. 1 relates with the SEC. If this Registration Statement ceases to be effective for more than 45 days in any 365-day period, we must issue to the investors, on a pro rata basis (based upon the relative amount of securities covered by this Registration Statement then held by each such investor), additional shares of common stock equal to 0.05% of the shares originally issued, from the 46th day of the applicable 365-day period to the time this Registration Statement again becomes effective or until such time as all remaining shares under this Registration Statement may be sold under Rule 144(k), promulgated by the SEC under the Securities Act. In no event will we have to issue more than 1,340,216 additional shares to these investors.

The Investor Rights Agreement also requires that we take all such actions as may be required under applicable law and our Articles of Incorporation and Bylaws to cause our Board of Directors (the “Board”) to consist of seven directors. We must also include, in the slate of Board nominees recommended by the Board, a person designated by vSpring SBIC, L.P. (“vSpring”). Mr. Dinesh Patel currently sits on the Board as a designee of vSpring. We also have the obligation to use our best efforts to cause this person to continue to be elected to the Board.

Under the terms of the Investor Rights Agreement, if there is a “Change of Control” at a time when vSpring (together with its affiliates) holds at least 1,029,412 shares of our common stock, then each of the investors in this private placement can require Protalex to repurchase all shares purchased by such investors, or any portion of such shares, at $2.04 per share. This repurchase must occur within 5 business days after the investor requests the repurchase. A “Change of Control” includes transfer of more than 49% of the voting power of Protalex, consolidation or merger, sale of substantially all of our assets and any liquidation, dissolution or winding up. This right of repurchase terminates on the earlier of (i) the closing of a firmly underwritten public offering resulting in gross proceeds of not less than $25 million, at a public offering price per share of not less than $6.50, or (ii) at the time when our common stock trades on a Nasdaq market or The American Stock Exchange for six months, with an average daily trading volume of at 150,000 shares.

USE OF PROCEEDS

This prospectus relates to 10,610,045 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. We will receive up to approximately $7,594,558 in the event the warrants held by the selling stockholders are exercised. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.

12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth, for the fiscal periods indicated, the high and low closing bid prices for the common stock of Protalex for the last two fiscal years. Our common stock is traded on the OTCBB under the stock symbol “PRTX.OB.” The market represented by the OTCBB is extremely limited and the price for our common stock quoted on the OTCBB is not necessarily a reliable indication of the value of our common stock. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended May 31, 2003
First Quarter	$2.85	$1.17
Second Quarter	1.91	1.21
Third Quarter	3.05	1.35
Fourth Quarter	3.25	1.22

Fiscal Year Ended May 31, 2004
First Quarter	$3.50	$1.50
Second Quarter	5.70	2.10
Third Quarter	2.90	2.11
Fourth Quarter	2.55	1.45

Fiscal Year Ended May 31, 2005
First Quarter	$2.95	$2.20

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.

As of September 27, 2004, we had 16,784,433 shares of common stock outstanding, which were held by approximately 420 stockholders of record. The transfer agent for our common stock is Wachovia Bank, 1525 West W.T. Harris Blvd., Bldg. 3C, 3rd Floor, Charlotte, NC 28262.

DIVIDEND POLICY

Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

13

BUSINESS

Overview

In September 1999, Protalex acquired a majority of the issued and outstanding shares of common stock of Enerdyne Corporation (“Enerdyne”) from Don Hanosh, pursuant to a Stock Purchase Agreement between Protalex, Enerdyne and Mr. Hanosh. In November 1999, Protalex merged with and into Enerdyne pursuant to a Merger Agreement and Plan of Reorganization, and Enerdyne changed its name to Protalex, Inc. After the merger, Protalex’s former stockholders held approximately 92% of the shares of common stock of the Company, and Enerdyne’s former stockholders held approximately 8% of the shares of common stock of the Company.

We are a development stage company engaged in developing a novel class of biopharmaceutical drugs for treating autoimmune and inflammatory diseases. Our lead product has demonstrated effectiveness in pre-clinical studies in regulating the immune system with persisting effects. The autoimmune disease initially targeted by us is Rheumatoid Arthritis, or “RA.” We currently have no product on the market. RA is an autoimmune disease that causes the inflammation of the membrane lining multiple joints, resulting in pain, stiffness, warmth, redness and swelling. The inflamed joint lining, the synovium, can invade and damage bone and cartilage. Inflammatory cells release enzymes and cytokines that may damage bone and cartilage. The involved joint can lose its shape and alignment, resulting in pain and loss of movement. RA affects approximately 2.1 million Americans.

Our bioregulatory compounds are based on the principle of normalizing the activities of immune cells at a more basic level than traditional pharmaceutical agents, which act upon the end products of complex metabolic pathways. In autoimmune disease models, our lead product, PRTX-100 has reversed the pathologic process resulting in a restoration of tissue integrity and function. PRTX-100 is a natural compound produced by bacterial fermentation. We intend to bring this biotechnology to bear on a range of serious autoimmune diseases that affect millions of sufferers worldwide. These diseases include but are not limited to Systemic Lupus Erythematosus, Psoriasis, Immune Thrombocytopenic Purpura, Inflammatory Bowel Disease (Crohn’s disease and Ulcerative colitis), Insulin-dependent Diabetes Mellitus, Multiple Sclerosis, and others.

We are currently conducting pre-clinical studies with PRTX-100 and anticipate filing an Investigational New Drug (IND) application with the Federal Drug Administration, or “FDA” by the end of calendar 2004. This will be followed immediately by Phase I human clinical trials in calendar 2005. We are also broadening our intellectual property and developing the corporate base for commercialization of our products. Our business and laboratory operations are located in New Hope, Pennsylvania. We also outsource some of our activities to premier contract organizations and facilities. For example, we have completed the manufacturing of our lead product, PRTX-100 under Good Manufacturing Practices and are ready to utilize this in upcoming human clinical trials. Early lots were manufactured under Good Laboratory Practices. We also plan to contract with a premier site management organization to run our clinical trials in the United States.

Our in-house research includes demonstrating the efficacy of PRTX-100 in well established and characterized animal models of Rheumatoid Arthritis and other autoimmune diseases. For example, we are testing PRTX-100 in murine collagen induced arthritis (CIA) model of human RA. This is the model that was used to test the efficacy of the FDA approved drug, etanercept (Enbrel™). PRTX-100 has also demonstrated its efficacy in an animal model of Systemic Lupus Erythematosus. Our scientists are also elucidating the mechanism of action and developing a second-generation class of compounds. Laboratory staff are also developing analytical methods to screen derivative compounds for bioactivity, measure drug concentrations in the blood, and measure systemic effects to be used in evaluating the efficacy and safety data in human clinical trials.

Pre-clinical safety studies for PRTX-100 are being conducted and so far no evidence of abnormal clinical reactions or toxicity has been observed. These studies and the pre-clinical efficacy studies will lay the foundation for the IND for treating RA to be submitted to the FDA in fourth quarter of calendar year 2004. IND-related activities include manufacturing and formulation of PRTX-100 for animal toxicity testing and for Phase I and II human clinical trials, arranging for packaging and testing, designing clinical trial protocols, and planning the clinical trials with physicians who will be investigators in the trials. These IND-related activities are currently ongoing.

14

We have concluded five prior private placements of our common stock, raising a total of $16.1 million in the aggregate and carrying us through early research and pre-clinical trials. The most recent placement in September 2003 raised $12.7 million through a private placement. This financing is anticipated to satisfy our cash needs through at least the next 12 months. The proceeds of this private placement will be used to fund FDA Phase I and Phase II clinical trials, execute a broader patent strategy and continue research into other autoimmune disease indications.

In the area of intellectual property and derivative drug development, our patent was filed in April 2002, and prosecution of this patent issue is ongoing. We are currently involved in patent application for our novel manufacturing process for PRTX-100 and the next generation of our compounds is currently being made and tested in our R&D program.

We expect that, if we are granted all regulatory approvals, our novel products will be competitive throughout the global market. As our lead product moves closer to the marketing stage, we expect to have the option to enter into collaborative arrangements with larger strategic partners to market and sell our products in the United States and in foreign markets. We anticipate that these partners could be responsible for funding or reimbursing all or a portion of the costs of pre-clinical and clinical trials required to obtain regulatory approval. In return for such payments, we could grant these partners’ rights to market certain of our products in particular geographical regions. We are also evaluating the alternative approach of pursuing our programs independently with the intention of becoming a fully integrated biopharmaceutical company.

About Bioregulation

The immune system exists to protect the body from foreign agents such as bacteria and viruses. In a normal functioning system, a complex set of interactions results in the destruction of these outside bodies. An important aspect of this process is the ability to recognize self (normal tissue) from non-self (foreign agents). Autoimmune diseases such as RA, Lupus, Crohn’s, Insulin-Dependent Diabetes, and Multiple Sclerosis result when this self-recognition goes awry and the immune system mistakenly identifies normal tissue as foreign. In RA, the dysregulation of the immune system causes the joint lining to form invasive tissue that degrades cartilage and bone. With the current treatments available, prevention of long-term damage in RA requires ongoing indefinite drug therapy. The vast majority of FDA approved drugs for the treatment of RA carry significant side effects such as potential infections and development of cancer. They generally target specific products of the immune response that are formed well after the system has lost its ability to self-regulate. Our bioregulatory compound, PRTX-100, on the other hand, is designed to address the fundamental immune dysregulation at its source such that the initial abnormal immune responses are corrected.

We have discovered a method of “restoring” the immune system through the use of a natural compound called PRTX-100, which has been shown to have no side effects at treatment dosages in animal studies. It also has been shown to work very early in the immune response to prevent the activation of lymphoid cells and the secretion of pathogenic cytokines. In the animal model specifically designed to evaluate the efficacy of anti-arthritic drugs, PRTX-100 has not only inhibited the development of inflammation, but also repaired and/or reversed the tissue damage caused by inflammatory response.

Animal Studies

Protalex’s lead candidate PRTX-100 has proven effective in two clinical standard mouse autoimmune models:

Collagen-Induced Arthritis--PRTX-100 has demonstrated reproducible efficacy in a well-established animal model of RA. Mice received two injections of collagen in order to stimulate an inflammatory response. One group was treated with various doses of PRTX-100, a second group received Enbrel™, a leading commercially available treatment for RA and the control group was injected with vehicle saline solution. The mice were observed for clinical symptoms, joint size and loss of function. The results showed that very low doses of PRTX-100 and standard doses of Enbrel™ suppressed clinical symptoms including joint swelling over the first two to three weeks of treatment, and slowed disease progression as compared with the control group. Thereafter, the PRTX-100-treated mice continued to remain disease-free whereas the mice treated with Enbrel™ showed a resumption of joint inflammation and tissue damage. This response to Enbrel™ was expected because the mice developed immune response to it because it is a foreign protein. Overall, these results indicate that PRTX-100 is a potential treatment for RA in humans. The data from these studies will be used to serve as a rationale for conducting clinical trials in human patients.

15

BXSB Mice -- These animals are genetically predisposed to autoimmune diseases, and this model is used to evaluate drugs for autoimmune diseases such as Lupus, Crohn’s disease and other autoimmune diseases. This genetic model more closely approximates the human condition in that it is complex, multi-factorial and usually treated by multiple drug regimens. In these studies mice were treated with PRTX-100 and sacrificed at regular intervals. Their organs were weighed and sectioned for histological analysis and their spleens were used for immunological assays. Spleen enlargement (splenomegaly) was significantly reduced in treated animals compared with the controls at almost every time point, demonstrating the ability of PRTX-100 to delay the onset and severity of this disease. Treatment with PRTX-100 also reduced non-specific immunoglobulin production and specific autoantibody production and restored the number and function of immune cells known as T and B lymphocytes. These results represent improvement in a whole animal setting in this complex disease syndrome.

Ongoing pre-clinical safety studies in animals have shown no drug-related toxicity. The studies were conducted in rabbits. Rabbits are a very sensitive model to show any potential toxicity of immunomodulatory drugs such as PRTX-100. All animals survived to scheduled euthanasia. No differences were observed in body weight gain or food consumption, nor in hematology, clinical chemistry, urinalysis, or organ weight data in animals treated with drug compared with controls treated with vehicle. These study results will be a crucial component of our IND application with the FDA.

The Company has performed additional studies in non-human primates to determine the pharmacokinetics of PRTX-100. The results of those studies have indicated more favorable dosing schedules (longer half lives) than studies obtained from rodents. Since non-human primates are more closely related to humans, Protalex has decided to perform additional toxicology studies in monkeys to establish the toxicity and starting doses in humans. While these studies will delay the IND submission by approximately three months; to first quarter of 2005, the Company believes that this approach will ultimately accelerate the development path and maximize success of PRTX-100 in patients. Other IND-related activities include manufacturing and formulation of Protalex's drug for Phase I and II clinical trials, arranging for packaging and testing, designing clinical trial protocols, and completing additional toxicology studies utilizing the companies manufactured drug. These IND and Clinical Trial-related activities will occur during the next 12 months. Additionally the company will be conducting research and pre-clinical activities with PRTX-100 and other compounds in Rheumatoid Arthritis, Systemic Lupus Erythematosus (Lupus), and other related indications.

Manufacturing

We have contracted the manufacturing of our lead drug substance PRTX-100 to a reputable company in Belgium. The formulation, stability testing and packaging of the final product for clinical supplies are conducted at another reputable FDA-approved company in the United States. These companies have provided the product for both toxicological testing and clinical supplies. The manufacturing process of PRTX-l00 is simple, novel, and is wholly owned by us. The drug is produced by bacterial fermentation under Good Manufacturing Practices. The process is scaleable to commercial production.

Markets

RA will be the first autoimmune disease targeted by us and is our primary and immediate focus. RA was chosen as a target disease because it represents a well-defined, rapidly growing market for which currently available treatments are expensive, and many patients may not benefit from the existing drugs which can also cause serious side effects. Therefore, there is a significant unmet need in the RA patients who need novel alternative treatments. If approved, we anticipate that PRTX-100 will provide these patients with a choice of therapy that is efficacious, cost-effective, and has little or no side effects.

RA is a serious autoimmune disorder that causes the body’s immune system to mistakenly produce antibodies that attack the lining of the joints, resulting in inflammation and pain. RA can lead to joint deformity or destruction, organ damage, disability and premature death. Approximately 2.1 million Americans suffer from RA, with the global number estimated at greater than 5 million. Pharmaceuticals for RA represent approximately a $12 billion market with a projected growth rate of 10% per year through the end of the decade.

Currently, no uniformly effective treatment for RA exists. Current treatments are costly, and in most cases must be continued for decades. In contrast, we believe that bioregulator therapy such as PRTX-100 is potentially much more cost-effective and efficacious.

We anticipate that our products will initially be used to treat patients with severe cases of RA, and particularly those individuals for whom other treatments have failed. Additionally, we believe that our experience with this class of patients will prove the efficacy and safety of our products, and will encourage the use of our products in less severely affected individuals in earlier stages of the disease.

16

Our second major goal is the development of second-generation compounds to add to our pharmaceutical product portfolio. The characterization of the new compounds is underway and the patent application process is ongoing.

Our third goal is to pursue FDA approval to treat other autoimmune diseases, where our drug’s ability to decrease the inflammatory response will abrogate the underlying disease processes. The BXSB animal model is a generalized autoimmune model, so efficacy in pre-clinical trials shows promise in treating other conditions such as Systemic Lupus Erythomatosus. We are planning pre-clinical studies in Lupus and Crohn’s Disease during calendar 2004 and 2005, upon completion of significant milestones in the RA trials.

Competition

Because of the small treatment dosages and relatively simple production process, our compound, PRTX-100, has a potential competitive advantage. Current RA treatments are characterized by complex manufacturing methods, and have resulted in an average annual retail cost of $13,000 to $30,000 per patient. A number of pharmaceutical agents are currently being used, with varying degrees of success, to control the symptoms of RA and slow its progression. Available treatment options include:

•	Analgesic/anti-inflammatory preparations, ranging from simple aspirin to the recently introduced COX-2 inhibitors;

•	Immunosuppressive/antineoplastic drugs, including azathioprine and methotrexate;

•	TNF (Tumor Necrosis Factor) inhibitors, also known as anti-TNF therapy, currently represented by etanercept (Enbrel™), infliximab (Remicade™), and adalimumab (Humira™);

•	Soluble Interleukin-l (IL-I) Receptor Therapy, Anakinra (Kineret™). Anakinra™, a human recombinant IL-l receptor antagonist (hu rIL-lra) is approved by the FDA for the treatment of RA; and

•	“Immunoadsorption Therapy”, also known as Prosorba®, now in limited use in Europe and the United States, entailing weekly sessions during which a patient’s blood is separated and passed through a molecular filter. The use of such extreme treatment modalities emphasizes the unmet need for a new treatment for patients who cannot respond to existing therapies.

In all, at least a dozen large and small pharmaceutical companies are active in this market, with Amgen and Johnson & Johnson, Inc. dominating the market with their respective products, Enbrel™ and Remicade™. Enbrel™ is a soluble receptor construct that is administered subcutaneously. Launched in 1998, it generated revenue of $1.3 billion in 2003. Remicade™, a chimeric monoclonal antibody administered by intravenous infusion, generated revenue of $1.7 billion in 2003. Abbot’s Humira, ™ a recent entry into the RA market, generated revenue of $280 million during its first year of sales. Another recent entrant into the RA market is a less well-known product by Amgen Corporation, Anakinra (Kineret™). Despite intense media attention and significant sales, the long-term efficacy of these compounds remains to be evaluated. Post-marketing experience has indicated an enhanced risk for serious and opportunistic infections in patients treated with Remicade™ or Enbrel™. Disseminated tuberculosis due to reactivation of latent disease was also seen commonly with TNF inhibitor treatment. In some of the clinical trials, lymphomas were more commonly observed in patients treated with TNF inhibitors compared to placebo controls. TNF inhibitors are not recommended in patients with demyelinating disease or with congestive heart failure. Transient neutropenia or other blood dyscrasias have been reported with Enbrel™ and the other TNF inhibitors. Findings such as these indicate that new and safe treatments for autoimmune diseases such RA are needed. We anticipate that PRTX-l00 and our other products will provide such opportunity, but there can be no assurance that such results will occur.

17

Government Regulation

Our ongoing research and development activities, and our future manufacturing and marketing activities, are subject to extensive regulation by numerous governmental authorities, both in the United States and in other countries. In the United States, the FDA regulates the approval of our products under the authority of the Federal Food, Drug and Cosmetics Act.

In order to obtain FDA approval of our drugs, extensive pre-clinical and clinical tests must be conducted and a rigorous clearance process must be completed. Final approval by the FDA for safety and efficacy may take several years and require the expenditure of substantial resources.

Clinical studies are typically conducted in three sequential phases, although these phases may overlap. In Phase I trials, a drug is tested for safety in one or more doses in a small number of patients or volunteers. In Phase II trials, efficacy and safety are tested in up to several hundred patients. Phase III trials involve additional safety, dosage and efficacy testing in an expanded patient population at multiple test sites.

The results of the pre-clinical and clinical trials are submitted to the FDA in the form of a New Drug Application (NDA). The approval of an NDA may take substantial time and effort. In addition, upon approval of an NDA, the FDA may require post marketing testing and surveillance of the approved product, or place other conditions on their approvals.

Sales of new drugs outside the United States are subject to foreign regulatory requirements that differ from country to country. Foreign regulatory approval of a product must generally be obtained before that product may be marketed in those countries.

Patents, Trademarks, and Proprietary Technology

Our success will depend on our ability to maintain trade secrets and proprietary technology in the United States and in other countries, and to obtain patents for our bioregulatory technology. We filed an initial usage patent application with the U.S. Patent and Trademark Office in April 2002. We are proceeding with filing on an “Intent To Use” basis. We have not sought any foreign protection of our technology.

Laboratory work has begun to characterize derivatives and develop synthetic analogs to PRTX-100, for which we will pursue additional patents as appropriate.

Employees

We currently have six full-time employees. None of our employees is represented by an organized labor union. We believe our relationship with our employees is very good, and we have never experienced an employee-related work stoppage. We will need to hire and retain highly-qualified experienced technical, management and sales personnel in order to execute our business plan, carry out product development and secure advantages over our competitors. No assurances can be given that we will be able to pay the higher salaries necessary to retain such skilled employees.

Facilities

Our office and laboratory is located in a space at 145 Union Square Drive, New Hope, Pennsylvania 18938. We lease this property pursuant to a three-year lease agreement, which ends February 2007, with options to extend for an additional one or two years. Our facilities in New Hope cover approximately 3,795 square feet.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of threatened legal proceedings to which any person, officer, affiliate of ours or any owner of more than 10% of our stock is an adverse party to or has a material interest adverse to us.

18

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes beginning at page F-1. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risks Factors,” “Description of Business” and elsewhere in this document. See “Notice About Forward-Looking Statements.”

Plan of Operation

Favorable Pre-clinical safety and efficacy studies for our lead compound, PRTX-100, lay the foundation for the Investigational New Drug (IND) application for treating RA. We expect to submit the IND application to the FDA in the fourth quarter of calendar year 2004. IND-related activities include manufacturing and formulation of our drug for Phase I and II clinical trials, arranging for packaging and testing, designing clinical trial protocols, and completing additional toxicology studies utilizing the companies manufactured drug. We expect these IND and clinical trial-related activities will occur during the next 12 months. Additionally, we will be conducting research and pre-clinical activities with PRTX-l00 and other compounds in RA, Systemic Lupus Erythematosus (Lupus), and other related indications.

Our staffing plans for the coming fiscal year include hiring a Chief Financial Officer, Project Manager of Clinical Operations, and additional Research & Development (R&D) Scientists and Laboratory Technicians. Continued growth in staffing is anticipated in our business plan, and specialized staffing requirements in the areas of management, scientific and FDA regulatory affairs will call for competitive salaries to attract and retain qualified personnel.

We anticipate that we will need to expand our current laboratory space to accommodate the additional staffing. We plan to accomplish this through the redesign and remodeling of our current facility in New Hope, PA. We expect that remodeling will be completed in the fourth quarter of calendar year 2004. Further expansion of laboratory space is anticipated to be necessary as our operations expand.

Research and Development costs increased for the year ended May 31, 2004 over the prior year from $909,246 to $1,339,190. This increase was due largely to increased expenses to outside contract laboratories for pre-clinical trials, product manufacturing, and product qualification related costs. Monthly R&D costs are expected to continue to increase in fiscal year 2005, driven by larger payments to vendors and laboratories performing drug manufacture, FDA consultation and clinical trial site management.

Administrative expenses increased for the year ended May 31, 2004 over the prior year from $640,927 to $1,393,347 due to increased staffing and the expansion and upgrade of the clinical consultant team associated with us. There was also increased R&D activity related to the successful implementation of our strategy for timely completion of our IND. Additional expenses include directors and officers insurance, costs associated with raising funds, and the addition of scientific personnel, including Dr. Hector Alila as senior Vice President of Drug Development. We have also recruited well-respected opinion leaders into our newly created Scientific Advisory Board. The major factor in the increased administrative costs is the use of stock-based compensation to attract and reward qualified employees, consultants and board members.

Liquidity and Capital Resources

Since 1999, we have incurred significant losses, and we expected to experience operating losses and negative cash flow for the foreseeable future. Our primary source of cash is the sale of shares of our common stock. We issue shares in private placements at a discount to the then-current market price (as resales of privately-placed shares are restricted under the Securities Act, which reduces their liquidity and, accordingly, their value as compared to freely-trading shares on the open market).

19

As of August 31, 2004, our net working capital was $7,950,913 and our total cash and cash equivalents were $8,254,011. On September 19, 2003, we raised $12,657,599 through the sale of 7,445,646 shares of our common stock, with warrants to purchase an additional 3,164,399 shares of our common stock, at an exercise price of $2.40 per shares. The warrants expire on September 19, 2008.

We project that funds raised in the September 2003 private placement will be sufficient to sustain the Company for at least the next twelve months. The ability to raise additional debt or equity financing is dependent upon Protalex reaching milestones and advancing in the FDA approval process. No assurance can be given that we will be able to obtain additional financing on favorable terms, if at all.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. Note B to the financial statements beginning at page F-1 describes the significant accounting policies and methods used in the preparation of our financial statements.

We have identified the policies below as some of the more critical to our business and the understanding of our results of operations. These policies may involve a higher degree of judgment and complexity in their application and represent the critical accounting policies used in the preparation of our financial statements. Although we believe our judgments and estimates are appropriate and correct, actual future results may differ from our estimates. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. The impact and any associated risks related to these policies on our business operations are discussed throughout this prospectus where such policies affect our reported and expected financial results.

Use of Estimates

The preparation of our financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and equity and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates have a material impact on our financial statements.

As part of the process of preparing our financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. In the event that we determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Significant management judgment is required in determining the valuation allowance recorded against our net deferred tax assets, which consists of net operating loss carry-forwards. We have recorded a full valuation allowance of $2,696,000 as of May 31, 2004, due to uncertainties related to our ability to utilize our deferred tax assets before they expire. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable.

20

MANAGEMENT

The following table sets forth certain information with respect to each of our directors and executive officers as of September 27, 2004:

Name	Age	Position and Offices Held with the Company
G. Kirk Raab+*#	69	Chairman of the Board
Steven H. Kane+	52	President, Chief Executive Officer, Chief Financial Officer, and Director
Dinesh Patel	54	Director
John E. Doherty#	50	Director
Frank M. Dougherty#+	56	Director
Arthur D. Bankhurst, M.D.*	67	Director
Thomas P. Stagnaro*	61	Director
Hector Alila	46	Vice President of Drug Development
*  Member of the Audit Committee.
+  Member of the Nominating Committee.
#  Member of Compensation Committee.

Set forth below is biographical information for each of the above:

G. Kirk Raab has served on the Company’s board of directors since August 22, 2003. He is also the Chairman of the Board. Mr. Raab currently sits on the boards and serves as Chairman of Connetics Corporation, Medgenies Inc. and Applied Imaging Inc. Connetics and Applied Imaging are publicly traded companies. He also serves on the board of directors of Velos Medical Informatics, Inc. and The National Foundation for Science and Technology Medals. From February 1990 to July 1995, Mr. Raab served as the President and Chief Executive Officer of Genentech. He originally joined Genentech in February 1985, as President and Chief Operating Officer. Prior to joining Genentech, Mr. Raab worked for Abbott Laboratories for 10 years, most recently as President, Chief Operating Officer and a director. Mr. Raab served as the first Chairman of the Biotechnology Industry Organization and the California Health Care Institute. Mr. Raab graduated from Colgate University in 1959, and is a Trustee Emeritus. He is a member of Exeter College and was elected to the Chancellor’s Court of Benefactors of Oxford University in September 2002. He is a former trustee of KQED, the San Francisco Pallet, the San Francisco Symphony, UCSF Foundation and Golden Gate Planned Parenthood.

Steven H. Kane has served on the Company’s board of directors since December 16, 2002. He is currently the President and Chief Executive Officer of the Company. He has over 25 years experience in the health care industry. Most recently, he was Vice President of North American Sales & Field Operations for Aspect Medical. While at Aspect, he helped guide the company to a successful initial public offering in January 2000. Prior to Aspect, Mr. Kane was Eastern Area Vice President for Pyxis Corporation, where he was instrumental in positioning the company for its successful initial public offering in 1992. Pyxis later was acquired by Cardinal Health for $1 billion. Prior to that Mr. Kane worked in sales management with Eli-Lilly and Becton Dickinson.

Dinesh Patel is a Managing Director and Founding Partner of vSpring Capital, an early stage venture capital fund with $125 million under management. Dr. Patel is also the Founder, Chairman, President & CEO of Ashni Naturaceuticals, Inc. a company that specializes in the research, development and marketing of clinically tested and patent-protected naturaceutical products. In 1999, Dr. Patel co-founded and was the Chairman of Salus Therapeutics, Inc., a biotechnology company focused on the research and development of nucleic acid-based therapeutics, including antisense and gone therapy drugs. In August 2003 publicly traded Genta, Inc acquired Salus for $30 million. From 1985 through 1999, Dr. Patel served as Co-founder, Chairman of the Board of Directors, President & CEO, of TheraTech, Inc., a Salt Lake City, Utah based company, that has been a pioneer in the development and manufacture of innovative drug delivery products. Under Dr. Patel’s guidance, TheraTech established strategic alliances with major pharmaceutical companies including Eli Lilly, Pfizer, Proctor & Gamble, Roche, and SmithKline Beecham. TheraTech went public in 1992 and became profitable in 1997. In January 1999, TheraTech was acquired for approximately $350 million by Watson Pharmaceuticals, a California based company. Dr. Patel has been the recipient of numerous awards, including US Small Business Administration’s Business Achiever Award, and Scientific and Technology Award (State of Utah) and Entrepreneur of the Year Award (Mountain West venture Group). Dr. Patel got his undergraduate degree from India and his doctorate degree from University of Michigan. Dr. Patel is active in the Indian and local community serving on several boards and as an active donor for various charitable causes.

21

John Doherty has served as a director of the Company since November 1999 and previously served as a director of Enerdyne since August 1999. He also served as the President of the Company from 1999 through 2002. From 1976 to 1994, Mr. Doherty was a vice president and principal of Doherty & Co., an investment banking firm. During this time and subsequently, he was involved in early and later stage financing of companies such as Thoratec Laboratories, SeraCar, Inc., and Excalibur Technologies. From 1994 to present, Mr. Doherty has been a private investor, and over the last years was involved with the early stage development of Protalex.

Frank M. Dougherty was appointed to the Company’s board of directors on October 16, 2001, and served as the Company’s corporate secretary from June 21, 2002 to December 16, 2002. In January of 2004, Mr. Dougherty became the Secretary/Treasurer of the Company. Mr. Dougherty is a practicing attorney and founder and owner of Frank M. Dougherty P.C., a law firm in Albuquerque, New Mexico. He has practiced law since 1982, and founded his current law firm in November 2001. Prior to becoming a lawyer, Mr. Dougherty practiced as a CPA in Santa Fe, New Mexico. He has an undergraduate degree in economics from the University of Colorado, a graduate degree in accounting from the University of Arizona and a law degree from Texas Tech University.

Arthur D. Bankhurst, M.D. has served as a director of the Company since November 1999, and previously served as a director of Enerdyne from August 1999. Dr. Bankhurst earned his bachelors degree in biochemistry from the Massachusetts Institute of Technology, and his M.D. from Case Western Reserve University. He served as a research fellow at the Ball Institute of Medical Research in Melbourne, Australia and as a senior research fellow at the WHO Research Unit in Geneva, Switzerland. He joined the faculty of the University of New Mexico in 1971, and now holds a joint professorship in internal medicine and microbiology. Dr. Bankhurst’s professional accomplishments in the fields of arthritis and immunology are reflected in his being named Senior Investigator for the Arthritis Foundation from 1974 to 1979, as well as serving as associate editor of several prestigious medical journals. These journals include The Journal of Immunology (1964-1967), Diagnostic Immunology (1994-1980) and Clinical Immunology and Immunopathology (1988-present). With more than 140 publications to his credit, Dr. Bankhurst has a national reputation as an investigator and has participated in a number of multi-center trials of anti-arthritis drugs.

Thomas Stagnaro was appointed to the board of directors of the Company on July 8, 2002. He is President and Chief Executive Officer of Agile Therapeutics, a private company focused on developing women’s healthcare products. He also serves as a director on the board of INKINE Pharmaceutical. Mr. Stagnaro formerly was President and Chief Executive Officer of 3-Dimensional Pharmaceuticals and Univax Biologics. He began his career with Searle Laboratories and has held increasingly important positions during his 30 years in the pharmaceutical industry. Mr. Stagnaro has raised over $200 million for three developmental stage companies and took Univax Biologics public in 1972. His present company, Agile Therapeutics, is a development-stage research-based firm founded in 1997, which is involved in developing novel products for transdermal delivery of pharmaceutical agents.

Hector Alila, D.V.M., Ph.D. has been Senior Vice President of Drug Development since March 2004. Dr. Alila has over 20 years of combined scientific research and pharmaceutical product development. Prior to joining Protalex, he was Vice President of Product Development at Cell Pathways (now merged with OSI) in Horsham, Pennsylvania from 1998 to 2003. He was responsible for the development of their two key products from preclinical phases to NDA submission. He was the Director of Preclinical Biology/Pharmacology at GeneMedicine (now Valentis), The Woodlands, Texas, from 1994 to 1998. He was responsible for discovery and preclinical development of gene medicines for treatment of cancer, inflammation and spinal cord injury. Dr. Alila joined GeneMedicine from SmithKline Beecham, Pennsylvania, where he worked as a Senior Investigator and Project Leader from 1988 to 1994. Dr. Alila’s extensive background in drug discovery and development has resulted in submission of numerous Investigational New Drug (IND) and New Drug Applications (NDAs).

22

Executive Compensation

Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage us for the best interests of its constituents. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, with opportunity for significant bonuses to reward outstanding performance and a stock option program.

The following table sets forth the compensation we paid for services rendered in all capacities during the last three fiscal years to our Chief Executive Officer and our other four most highly compensated executive officers who served as such at the end of the fiscal year ended May 31, 2004. In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or ether benefits which are available generally to our salaried employees.

		Annual Compensation
Name & Principal Position	Year		Salary $		Bonus $		Other Annual Compensation		Restricted Stock Awards $
Steven H. Kane, President, Chief Executive Officer, Chief Financial Officer and Director	2004 2003(1)	$ $	179,165 0	$ $	176,576 0	$ $	0 0	$ $	20,835(2 104,107(2	) )
John Doherty	2003(3)		$12,500		$0		$0		0
Former President and Director	2002		$0		$0		$0		0

(1)	Mr. Kane was hired as Protalex’s President effective as of December 16, 2002. Prior to that date, he was not employed, in any capacity, by the Company.

(2)	Mr. Kane received 41,670 shares of restricted stock through May 31, 2003. The value of this restricted stock received by Mr. Kane is computed using the closing price of Protalex common stock on May 31, 2003, which was $2.25. Mr. Kane received 8,334 shares of restricted stock on June 15, 2003. The value of this stock was also computed using the closing price of Protalex common stock on May 31, 2003.

(3)	Mr. Doherty resigned as the Company’s President effective as of December 16, 2002. He no longer serves as an officer of Protalex. He remains a director.

Option Grants in the Fiscal Year Ended May 31, 2004

The following table sets forth information concerning the stock options granted to each person named in the above “Summary Compensation Table” during the Company’s fiscal year ended May 31, 2004, and the exercise price of all such options:

23

OPTION/SAR GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS

	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Market Price on Date of Grant
John Doherty	50,000	13%	$2.75	$2.50
Steven H. Kane	100,000	26%	$1.50	$2.90
	75,000	20%	$1.96	$2.30

Aggregated Option Exercises in the Fiscal Year Ended May 31, 2004 and Year-End Option Values.

The following table sets forth information concerning the exercise of stock options by each person named in the “Summary Compensation Table” during the Company’s fiscal year ended May 31, 2004, and the value of all exercisable and unexercisable options at May 31, 2004:

	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In The Money Options at Year End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John Doherty	13,125	46,875	$5,500	--
Steven H. Kane	528,705	528,537	$356,000	$369,000

The values of unexercised in-the-money options at year-end in the table above were determined based on the fair market value as of May 31, 2004 minus the per share exercise price multiplied by the number of shares.

Employment Agreements

The Company has an employment agreement with its current President and Chief Executive Officer, Steven H. Kane, whereby he was paid in stock totaling 8,334 shares per month from January to June 2003. Thereafter, he was paid $12,500 per month through December of 2003. Currently, he is paid at a rate of $20,833 per month. The agreement calls for, and he was issued, options to purchase 863,242 shares of Protalex common stock. The options vest over four years, at an exercise price of $1.50. Vesting started his first day of employment, December 16, 2002. The first third of these options were earned after one year of employment. The remaining options vest quarterly over the remaining three years.

Director Compensation

Directors received stock-based compensation for their services as directors during the fiscal year ended May 31, 2004. The Company issued 734,333 stock options to directors during such fiscal year, at exercise prices ranging from $1.50 to $2.75.

Directors do not receive separate meeting fees, but are reimbursed for out-of-pocket expenses. We do not provide a retirement plan for our non-employee Directors.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The last of 12 monthly payments of $8,333 was made in June, 2003, concluding a stock buyback agreement with our former Treasurer, Secretary, director and Chief Scientist Dr. Paul Mann. Pursuant to the buyback agreement, we redeemed 142,857 shares of Dr. Mann’s, over 12 months, at $0.70 per share, for a total cost of $100,000.

24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of Common Stock as of September 20, 2004, for our Directors, the executive officers listed in the Summary Compensation Table, our Directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock issuable currently or within 60 days of October 1, 2004, upon exercise of options or warrants held by that person or group are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage ownership is based on 16,695,034 shares of Common Stock outstanding as of September 29, 2003, together with applicable options and warrants for each stockholder. Unless otherwise indicated, the address of each person listed below is in the care of Protalex, Inc., 145 Union Square Drive, New Hope, PA 18938.

	Shares Beneficially Owned
Name & Address	Number	Percent
G. Kirk Raab, Chairman of the Board and Director	261,173(1)	2%
Steven H. Kane, President and Director	656,622(2)	4%
John E. Doherty, Director and former President	3,012,660(3)	18%
Frank M. Dougherty, Director	376,192(4)	2%
Arthur D. Bankhurst, M.D., Director	296,192(5)	2%
Thomas Stagnaro, Director	240,000(6)	1%
vSpring SBIC, L.P. Attn: Dinesh Patel 2795 E. Cottonwood Pkwy, Suite 360 Salt Lake City, UT 84121	9,900,193(7)	57%
Integral Capital Partners VI, L.P. Attn: Daniel McNally 3600 South Lake Drive St. Francis, WI 53235	1,687,500(8)	10%
SF Capital Partners Ltd. Attn: Pamela K. Hagenah 3000 Sand Hill Road Big 3, Suite 240 Menlo Park, CA 94025	1,588,235(9)	9%
All officers and directors as a group (8 persons)	4,842,839(10)	29%

*	Indicates less than 1%.

(1)	Includes options to purchase 261,173 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

(2)	Includes options to purchase 606,622 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

(3)	Includes options to purchase 60,000 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

(4)	Includes options to purchase 40,000 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

25

(5)	Includes options to purchase 20,000 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

(6)	Includes options to purchase 240,000 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

(7)	Includes warrants to purchase 720,588 shares of Protalex common stock exercisable within 60 days of October 1, 2004. vSpring SBIC, L.P. has entered into a Shareholder Agreement dated September 18, 2003 with Steven H. Kane, John E. Doherty, Frank M. Dougherty, Arthur D. Bankhurst, M.D., Integral Capital Partners VI, L.P. and SF Capital Partners Ltd., pursuant to which each such party executed proxies appointing vSpring SPEC, L.P. as their proxy to vote all of such party’s respective shares (i) to fix and maintain the number of directors at seven and (ii) to cause and maintain the election of a candidate designated by vSpring SBIC, L.P. on the Protalex board of directors. The proxy may not be exercised on any other matter, and each party may vote their shares on all other matters.

(8)	Includes warrants to purchase 437,500 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

(9)	Includes warrant to purchase 411,765 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

(10)	Includes options to purchase 1,207,795 shares of Protalex common stock exercisable within 60 days of October 1, 2004.

DESCRIPTION OF SECURITIES

The following description of our common stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed with the SEC.

Our authorized capital stock consists of 40,000,000 shares of no par value common stock, of which 16,784,433 shares were issued and outstanding as of September 27, 2004. We have reserved 6,287,653 shares of common stock for issuance pursuant to outstanding options and warrants, including 2,196,255 shares reserved for issuance under stock option agreements. Each issued and outstanding share is fully paid and non-assessable. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of our common stock have no cumulative voting rights. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our Board in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Protalex, the holders of shares of our common stock are entitled to their pro rata share of all assets remaining after payment in full of all liabilities.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Corporation Law of the State of New Mexico and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Articles of Incorporation.

We maintain directors and officers liability insurance with an aggregate coverage limit of $1,000,000.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

26

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each selling stockholder shall be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING STOCKHOLDERS

The selling stockholders purchased an aggregate of 7,445,646 shares of common stock in a private placement offering under Section 4(2) and/or Section 506 of Regulation D under the Securities Act. The selling stockholders also received warrants to purchase an aggregate of 3,164,399 shares of common stock upon exercise of warrants. The warrants have an exercise price of $2.40.

27

We have registered for resale the shares sold in the private placement and issuable on exercise of the warrants to permit the selling stockholders and transferees to resell the shares when they deem appropriate. Except for William Hitchcock, none of the selling stockholders had a material relationship with us within the past three years.

In the purchase agreement, each of the selling stockholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each of the selling stockholders represented that it qualifies as an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The table below sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the conversion of the warrants.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock issuable currently or within 60 days of September 27, 2004, upon exercise of options or warrants held by that person or group are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 16,784,433 shares of common stock outstanding as of September 27, 2004, together with applicable options and warrants for each stockholder.

28

		SHARES OWNED PRIOR TO THE OFFERING		SHARES OWNED AFTER THE OFFERING
LAST NAME	NO. OF SHARES OFFERED (INCLUDES STOCK UNDERLYING WARRANTS)	NUMBER	PERCENTAGE	NUMBER	PERCENTAGE
vSpring SBIC, L.P.	2,779,412(1)	2,779,412	16%	0	*
Integral Capital Partners VI, L.P.	1,687,500(2)	1,687,500	10%	0	*
SF Capital Partners Ltd.	1,588,235(3)	1,588,235	9%	0	*
Merriman Curhan Ford & Co.	558,423(4)	558,423	3%	0	*
Mark E. Strome Living Trust	270,000(5)	510,000	3%	240,000	1%
Kinloch Rice Fields, LLC	397,059(6)	397,059	2%	0	*
The Lincoln Fund, L.P.	238,236(7)	238,236	1%	0	*
MedCap Partners, L.P.	202,500(8)	202,500	1%	0	*
David MacMillan	127,059(9)	247,059	1%	120,000	1%
Matthew & Angela Hall Family Trust	158,823(10)	158,823	1%	0	*
William Hitchcock	135,000(11)	613,680	4%	478,680	3%
Philip T. Sharples Trust U/A DTD 11/13/52	81,000(12)	141,000	1%	60,000	*
Terry J. Hennigan	59,559(13)	137,115	1%	77,556	*
Henry W. Harris	135,000(14)	135,000	1%	0	*
Eric Fellner	135,000(15)	135,000	1%	0	*
Philip P. Sharples 1994 Family Trust U/A DTD 5/16/94	81,000(16)	181,000	1%	100,000	1%
Prism Capital 5, L.P.	119,117(17)	119,117	1%	0	*
James R. Walker	67,500(18)	167,500	1%	100,000	1%
Holly E. Zug Trust Dtd. 8/5/97	40,500(18)	120,500	1%	80,000	*
Terral Jordan	40,500(20)	120,500	1%	80,000	*
Mark P. Mason	40,500(21)	140,500	1%	100,000	1%
William P. Getty	79,412(22)	79,412	*	0	*
Richard L. Breaux	79,412(23)	79,412	*	0	*
The Lincoln Fund Tax Advantaged, L.P.	79,412(24)	79,412	*	0	*
Frank A. Bonsal, Jr.	79,412(25)	79,412	*	0	*
Alexander M. Laughlin	79,412(26)	79,412	*	0	*
Edgewood Management Company Profit Sharing Plan	79,412(27)	79,412	*	0	*
Christoph Henkel	79,412(28)	79,412	*	0	*
Joseph R. Hardiman	67,500(29)	67,500	*	0	*
Louise A. Havens Living Trust	13,500(30)	73,500	*	60,000	*
Robert Anthony Mackie	40,500(31)	60,500	*	20,000	*
Brenton M. Wickam	59,559(32)	59,559	*	0	*
Bayard Walker, Jr.	40,500(33)	73,834	*	33,334	*
John Burd Defined Benefit Plan	40,500(34)	40,500	*	0	*
Brock Ganeles	40,500(35)	40,500	*	0	*
Hanne S. Castle	40,500(36)	40,500	*	0	*
Joanna K. Corrigan Irrevocable Trust	40,500(37)	40,500	*	0	*
Lawrence J. Chazen Revocable Trust dtd 1/31/90	39,706(38)	39,706	*	0	*
Jonathan D. Calloghan	39,706(39)	39,706	*	0	*
Victor E. Parker, Jr.	39,706(40)	39,706	*	0	*
Dixon R. Doll Sr. & Carol Doll Trust	39,706(41)	39,706	*	0	*
Doll Family Partnership	39,706(42)	39,706	*	0	*
Catalysis Partners, LLC	39,706(43)	39,706	*	0	*
Matthew Crisp	39,706(44)	39,706	*	0	*
Jon m. Plexico	39,706(45)	39,706	*	0	*
Alan R. Sheriff	39,706(46)	39,706	*	0	*
Dennis Tran & Rosalie Duong	37,800(47)	37,800	*	0	*
Peter Lawson-Johnston	33,750(48)	33,750	*	0	*
Jonathan Merriman	23,823(49)	23,823	*	0	*
Kenneth R. Werner Revocable Trust Dtd 7/20/96	23,823(50)	23,823	*	0	*
Anne S. Ritchie Holum	22,950(51)	22,950	*	0	*
Dorothy N. Ritchie-Valhouli	22,950(52)	22,950	*	0	*
J. Michael Ritchie	22,950(53)	22,950	*	0	*
Charles J. Kaspar III	22,275(54)	22,275	*	0	*
Robert E. Ford	19,853(55)	19,853	*	0	*
Gregory H. Williams	19,853(56)	19,853	*	0	*
Kevin J. Raidy	19,853(57)	19,853	*	0	*
Edward B. Keaney	15,883(58)	15,883	*	0	*
Dixon R. Doll Jr. & Sarah Doll	13,500(59)	13,500	*	0	*
Steven R. Sarracino	13,500(60)	13,500	*	0	*
Hans Hartvickson	13,500(61)	13,500	*	0	*
Craig E. Sultan	13,500(62)	13,500	*	0	*
John Sutcliffe	13,500(63)	13,500	*	0	*
Patrick J. McQuaid	10,125(64)	10,125	*	0	*
John Hiestand	7,941(65)	7,941	*	0	*

(1)	Includes stock underlying a warrant to purchase 720,588 shares of common stock at an exercise price of $2.40.
(2)	Includes stock underlying a warrant to purchase 437,500 shares of common stock at an exercise price of $2.40.
(3)	Includes stock underlying a warrant to purchase 411,765 shares of common stock at an exercise price of $2.40.
(4)	Includes stock underlying a warrant to purchase 558,423 shares of common stock at an exercise price of $2.40. Merriman Curhan Ford & Co. acted as a broker-dealer for Protalex, in connection with Protalex’s September 2003 private placement.
(5)	Includes stock underlying a warrant to purchase 70,000 shares of common stock at an exercise price of $2.40 and a warrant to purchase 100,000 shares of common stock at an exercise price of $3.50.
(6)	Includes stock underlying a warrant to purchase 102,941 shares of common stock at an exercise price of $2.40.
(7)	Includes stock underlying a warrant to purchase 61,765 shares of common stock at an exercise price of $2.40.

29

(8)	Includes stock underlying a warrant to purchase 52,500 shares of common stock at an exercise price of $2.40.
(9)	Includes stock underlying a warrant to purchase 32,941 shares of common stock at an exercise price of $2.40 and a warrant to purchase 60,000 shares of common stock at an exercise price of $3.50.
(10)	Includes stock underlying a warrant to purchase 41,176 shares of common stock at an exercise price of $2.40.
(11)	Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $2.40. Mr. Hitchcock previously served as a director and is the former Chairman of the Board of Protalex.
(12)	Includes stock underlying a warrant to purchase 21,000 shares of common stock at an exercise price of $2.40.
(13)	Includes stock underlying a warrant to purchase 15,441 shares of common stock at an exercise price of $2.40.
(14)	Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $2.40.
(15)	Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $2.40.
(16)	Includes stock underlying a warrant to purchase 21,000 shares of common stock at an exercise price of $2.40 and a warrant to purchase 50,000 shares of common stock at an exercise price of $3.50.
(17)	Includes stock underlying a warrant to purchase 30,882 shares of common stock at an exercise price of $2.40.
(18)	Includes stock underlying a warrant to purchase 17,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 50,000 shares of common stock at an exercise price of $3.50.
(19)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 20,000 shares of common stock at an exercise price of $3.50.
(20)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 30,000 shares of common stock at an exercise price of $3.50.
(21)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 50,000 shares of common stock at an exercise price of $3.50.
(22)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(23)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(24)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(25)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(26)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(27)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(28)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(29)	Includes stock underlying a warrant to purchase 17,500 shares of common stock at an exercise price of $2.40.
(30)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 10,000 shares of common stock at an exercise price of $3.50.
(31)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(32)	Includes stock underlying a warrant to purchase 15,441 shares of common stock at an exercise price of $2.40.
(33)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 16,667 shares of common stock at an exercise price of $3.50.
(34)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(35)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(36)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(37)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(38)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(39)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(40)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(41)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(42)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(43)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(44)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(45)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.

30

(46)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(47)	Includes stock underlying a warrant to purchase 9,800 shares of common stock at an exercise price of $2.40.
(48)	Includes stock underlying a warrant to purchase 8,750 shares of common stock at an exercise price of $2.40.
(49)	Includes stock underlying a warrant to purchase 6,176 shares of common stock at an exercise price of $2.40.
(50)	Includes stock underlying a warrant to purchase 6,176 shares of common stock at an exercise price of $2.40.
(51)	Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.40.
(52)	Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.40.
(53)	Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.40.
(54)	Includes stock underlying a warrant to purchase 5,775 shares of common stock at an exercise price of $2.40.
(55)	Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.40.
(56)	Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.40.
(57)	Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.40.
(58)	Includes stock underlying a warrant to purchase 4,118 shares of common stock at an exercise price of $2.40.
(59)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(60)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(61)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(62)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(63)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(64)	Includes stock underlying a warrant to purchase 2,625 shares of common stock at an exercise price of $2.40.
(65)	Includes stock underlying a warrant to purchase 2,059 shares of common stock at an exercise price of $2.40.

31

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

EXPERTS

Our audited financial statements at May 31, 2004 appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent registered public accounting firms, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Protalex, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.protalex.com. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.

32

INDEX TO FINANCIAL STATEMENTS

Balance Sheet at May 31, 2004	F-3

Statements of Operations for the Years Ended May 31, 2004 and 2003 and From Inception (September 17, 1999) through May 31, 2004	F-4

Statements of Stockholders’ Equity (Deficit) for the Years Ended May 31, 2004 and 2003 and From Inception (September 17, 1999) through May 31, 2004	F-5

Statements of Cash Flows for the Years Ended May 31, 2004 and 2003 and From Inception (September 17, 1999) through May 31, 2004	F-7

Notes to Financial Statements	F-8

Balance Sheet at August 31, 2004 (unaudited)	F-14

Statements of Operations for the Three Months Ended August 31, 2004 and 2003 (unaudited) and From Inception (September 17, 1999) through August 31, 2003	F-15

Statements of Cash Flows for the Three Months Ended August 31, 2004 and 2003 (unaudited) and From Inception (September 17, 1999) through August 31, 2004	F-16

Notes to Financial Statements (unaudited)	F-17

F-1

FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROTALEX, INC.
(A COMPANY IN THE DEVELOPMENT STAGE)

May 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Protalex, Inc.

We have audited the accompanying balance sheets of Protalex, Inc. (a New Mexico Corporation in the development stage) as of May 31, 2004 and 2003, and the related statement of operations, changes in stockholders' equity, and cash flows for the years then ended and for the cumulative period from inception through May 31, 2004, as it relates to the fiscal years ended May 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Protalex, Inc. as of May 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, and for the cumulative period from inception through May 31, 2004, as it relates to the fiscal years ended May 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP
Philadelphia, Pennsylvania
July 23, 2004

Protalex, Inc.
(A Company in the Development Stage)

BALANCE SHEETS

May 31,

	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,292,783	$280,052
Employee advances	11,493	-
Prepaid expenses	10,548	6,872

Total current assets	9,314,824	286,924

EQUIPMENT:
Lab equipment	260,425	248,706
Office and computer equipment	153,266	134,387
Furniture and fixtures	25,556	21,268
Leasehold improvements	5,540	10,685

	444,787	415,046
Less accumulated depreciation	(342,723)	(288,231)

	102,064	126,815

OTHER ASSETS:
Deposits	7,590	-
Intellectual technology property, net of accumulated amortization of $4,653 in 2004 and $3,638 in 2003	15,647	16,662

Total other assets	23,237	16,662

TOTAL	$9,440,125	$430,401

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of capital lease obligation	$20,487	$21,341
Accounts payable	377,100	115,494
Payroll taxes payable	24,560	8,816
Interest payable	-	15

Total current liabilities	422,147	145,666
Capital lease obligation, less current maturities	20,046	41,165
Other	1,544	-

Total liabilities	443,737	186,831

STOCKHOLDERS' EQUITY:
Common stock, no par value, authorized 40,000,000 shares, 16,784,433 and 12,247,950 shares issued and outstanding as of May 31, 2004 and 2003, respectively	14,683,854	3,758,315
Common stock, contra	-	(368,547)
Additional paid in capital	1,052,008	603,912
Deficit accumulated during the development stage	(6,739,474)	(3,750,110)

Total stockholders' equity	8,996,388	243,570

TOTAL	$9,440,125	$430,401

The accompanying notes are an integral part of these financial statements.

Protalex, Inc.
(A Company in the Development Stage)

STATEMENTS OF OPERATIONS

For the years ended May 31, 2004 and 2003, and From
Inception (September 17, 1999) through May 31, 2004

			From Inception
	Year Ended	Year Ended	Through
	May 31, 2004	May 31, 2003	May 31,2004
REVENUES	$-	$-	$-
OPERATING EXPENSES:
Research and development	(1,339,190)	(909,246)	(3,682,906)
Administrative	(1,393,347)	(640,927)	(2,356,746)
Professional fees	(288,077)	(71,548)	(565,293)
Depreciation and amortization	(5,486)	(41,167)	(140,995)

Operating Loss	(3,026,100)	(1,662,888)	(6,745,940)
OTHER INCOME (EXPENSE):
Interest income	44,618	9,389	84,285
Interest expense	(6,321)	(2,572)	(67,239)
Loss on disposal	(1,561)	(9,019)	(10,580)

NET LOSS	$(2,989,364)	$(1,665,090)	$(6,739,474)

Weighted average number of common shares outstanding	15,384,933	12,197,325	11,868,938

Loss per common share -basic and diluted	$(.19)	$(.14)	$(.57)

The accompanying notes are an integral part of these financial statements.

Protalex, Inc.
(A Company in the Development Stage)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

From Inception (September 17, 1999) through May 31, 2004

					Deficit
					Accumulated
			Additional	Common	In The
	Common Stock		Paid in	Stock-	Development
	Shares	Amount	Capital	Contra	Stage	Total
September 17, 1999 - initial issuance of 10,000 shares for intellectual technology license at $.03 per share	10,000	$300	$-	$-	$-	$300
September 30, 1999 - cost of public shell acquisition over net assets acquired to be accounted for as a Recapitalization	-	-	-	(250,000)	-	(250,000)
October 27, 1999 - issuance of 84 shares to individual for $25,000	84	25,000	-	-	-	25,000
November 15, 1999 - reverse merger transaction with Enerdyne Corporation, net transaction amounts	8,972,463	118,547	-	(118,547)	-	-
November 18, 1999 - February 7, 2000 - issuance of 459,444 shares to various investors at $0.36 per share	459,444	165,400	-	-	-	165,400
January 1, 2000 - issuance of 100,000 shares in exchange for legal services	100,000	15,000	-	-	-	15,000
May 1 - 27, 2000 - issuance of 640,000 shares to various investors at $1.00 per share	640,000	640,000	-	-	-	640,000
May 27, 2000 - issuance of 1,644 shares to individual in exchange for interest Due	1,644	1,644	-	-	-	1,644
Net loss for the year ended May 31, 2000	-	-	-	-	(250,689)	(250,689)

Balance, May 31, 2000	10,183,635	965,891	-	(368,547)	(250,689)	346,655
December 7, 2000 - issuance of 425,000 shares to various investors at $1.00 per share	425,000	425,000	-	-	-	425,000
May 31, 2001 - Forgiveness of debt owed to shareholder	-	-	40,000	-	-	40,000
Net loss for the year ended May 31, 2001	-	-	-	-	(553,866)	(553,866)

Balance, May 31, 2001	10,608,635	1,390,891	40,000	(368,547)	(804,555)	257,789
August 13, 2001 - Contribution by Shareholders	-	-	143,569	-	-	143,569
November 7, 2001 - issuance of 881,600 Shares at $1.25 per share	881,600	1,102,000	-	-	-	1,102,000

					Deficit
					Accumulated
			Additional	Common	In The
	Common Stock		Paid in	Stock-	Development
	Shares	Amount	Capital	Contra	Stage	Total
November 26, 2001 - options issued to board member	-	-	133,000	-	-	133,000
Net loss for the year ended May 31, 2002	-	-	-	-	(1,280,465)	(1,280,465)

Balance, May 31, 2002	11,490,235	2,492,891	316,569	(368,547)	(2,085,020)	355,893
July 5, 2002 - issuance of 842,000 shares at $1.50 per share	842,000	1,263,000	-	-	-	1,263,000
July 1, 2002 - May 1, 2003 - purchase of common stock from shareholder at $.70 per share	(130,955)	(91,667)	-	-	-	(91,667)
January 15, 2003 - May 15, 2003 - common stock issued to Company president	41,670	82,841	-	-	-	82,841
May 14, 2003 - common stock issued to employee	5,000	11,250	-	-	-	11,250
June 1, 2002 - May 31, 2003 - options issued to board members and employees	-	-	287,343	-	-	287,343
Net loss for the year ended May 31, 2003	-	-	-	-	(1,665,090)	(1,665,090)

Balance, May 31, 2003	12,247,950	3,758,315	603,912	(368,547)	(3,750,110)	243,570
June 15, 2003, common stock issued to Company president	8,334	16,418	-	-	-	16,418
June 15, 2003, purchase of common stock from shareholder	(12,093)	(8,333)	-	-	-	(8,333)
September 18, 2003 - issuance of 7,445,646 of common stock issued in private placement At $1.70 per share, net of transaction costs	7,445,646	11,356,063	-	-	-	11,356,063
September 19, 2003 - repurchase and retired 2,994,803 shares for $300,000	(2,994,803)	(300,000)	-	-	-	(300,000)
December 12, 2003 - issuance of 39,399 shares to terminated employees at $2.60 per share	39,399	102,438	-	-	-	102,438
March 1, 2004 - common stock issued to employee at $2.55 per share	50,000	127,500	-	-	-	127,500
May 31, 2004 - reclassify common stock contra to common stock	-	(368,547)	-	368,547	-	-
June 1 , 2003 - May 31, 2004 - options issued to board members, employees and consultants	-	-	448,096	-	-	448,096
Net loss for the year ended May 31, 2004	-	-	-	-	(2,989,364)	(2,989,364)

Balance, May 31, 2004	16,784,433	$14,683,854	$1,052,008	-	$(6,739,474)	$8,996,388

The accompanying notes are an integral part of these financial statements.

Protalex, Inc.
(A Company in the Development Stage)

STATEMENTS OF CASH FLOWS

For the years ended May 31, 2004 and 2003, and From Inception
(September 17, 1999) through May 31, 2004

			From Inception
	Year Ended	Year Ended	Through
	May 31, 2004	May 31, 2003	May 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,989,364)	$(1,665,090)	$(6,739,474)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Loss on disposal of equipment	1,561	9,019	10,580
Depreciation and amortization	64,631	108,641	369,897
Non cash compensation expense	694,452	381,434	1,208,886
Non cash expenses	-	-	16,644
Increase in advances, prepaid expenses and deposits	(22,759)	(5,270)	(29,631)
Increase in accounts payable	261,606	59,389	377,100
Increase in payroll and related liabilities	15,744	6,471	24,560
Increase in other liabilities	1,544	-	1,544
Decrease in interest payable	(15)	(538)	-

Net cash and cash equivalents used in operating activities	(1,972,600)	(1,105,944)	(4,759,894)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intellectual technology license - fee portion	-	-	(20,000)
Acquisition of equipment	(40,426)	(15,236)	(331,307)
Excess of amounts paid for Public Shell over assets acquired to be accounted for as a recapitalization	-	-	(250,000)
Proceeds from disposal of equipment	-	6,000	6,000

Net cash and cash equivalents used in investing activities	(40,426)	(9,236)	(595,307)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuance	11,356,063	1,263,000	14,976,464
Principal payment on installment purchase payable	(21,973)	(37,968)	(254,878)
Contribution by shareholders	-	-	183,569
Principal payment on note payable individual	-	-	(225,717)
Issuance of note payable to individual	-	-	368,546
Acquisition of common stock	(308,333)	(91,667)	(400,000)

Net cash and cash equivalents provided by financing activities	11,025,757	1,133,365	14,647,984

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,012,731	18,185	9,292,783
Cash and cash equivalents, beginning	280,052	261,867	-

Cash and cash equivalents, ending	$9,292,783	$280,052	$9,292,783

Interest paid	$6,336	$2,558	$64,028

Taxes paid	$-	$-	$50

The accompanying notes are an integral part of these financial statements.

Protalex, Inc.
(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

From Inception (September 17, 1999) through May 31, 2004

NOTE A - DESCRIPTION OF OPERATIONS AND DEVELOPMENT STAGE STATUS

Protalex, Inc. (the Company or Protalex) is a development stage enterprise incorporated on September 17, 1999 in Albuquerque, New Mexico. The Company's headquarters are located in New Hope, Pennsylvania. The Company was formed to take all necessary steps to fully develop and bring to commercial realization certain bioregulator technology for the treatment of human diseases. The Company has no operating revenue.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company is a development stage enterprise and does not anticipate generating operating revenue for the foreseeable future. The ability of the Company to continue as a going concern is dependent upon developing products that are regulatory approved and market accepted. There is no assurance that these plans will be realized in whole or in part. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expense, and the disclosure of contingent assets and liabilities. Estimated amounts could differ from actual results.

2.	Loss per Common Share

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS No. 128) which is effective for periods ending after December 15, 1997. SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing loss to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of May 31, 2004, the Company had a total of 6,762,654 potentially dilutive securities.

3. Stock Based Compensation

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148 ("SFAS No. 148), "Accounting for Stock-Based Compensation - Transition and Disclosure." The Company does not plan to adopt the fair value method of accounting of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123) for stock issued to employees. The company accounts for those options granted to employees using the intrinsic value recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with APB 25, the Company records compensation cost as the difference between the exercise price of the options and the fair market value of the Company stock on the measurement (grant) date. These costs are amortized to expense over the options vesting period. Options to non-employees are accounted for using the "fair value" method, which recognizes the value of the option as an expense over the related service period with a corresponding increase to paid-in capital.

The following table illustrates the effect on net loss and earnings per share if the Company applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation.

			From Inception
	Year Ended	Year Ended	Through
	May 31, 2004	May 31, 2003	May 31, 2004
Net loss, as reported	$(2,989,364)	$(1,665,090)	$(6,739,474)
Add: stock-based employee compensation expense included in reported net loss	306,969	287,343	594,312
Deduct: stock-based employee compensation Expense determined under fair-value method for all awards	(1,087,701)	(817,233)	(1,904,934)

Pro forma net loss	$(3,770,096)	$(2,194,980)	$(8,050,096)

Loss per common share, as reported - basic and diluted	$(.19)	$(.14)	$(.57)
Proforma loss per common share - basic and diluted	$(.25)	$(.18)	$(.68)

The fair value of the options are estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

			From Inception
	Year Ended	Year Ended	Through
	May 31, 2004	May 31, 2003	May 31, 2004
Dividends per year	0	0	0
Volatility percentage	95%-102%	85%	90%-131%
Risk free interest rate	2.07%-4.78%	4.25%	2.07%-5.11%
Expected life (years)	4	3-4	3-5

4.	Cash and Cash Equivalents

For the purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents.

5.	Equipment, Intellectual Technology Property, Depreciation and Amortization

Equipment is carried at cost. Depreciation has been provided by the Company in order to amortize the cost of equipment over their estimated useful lives, which is estimated to be over three to five years. The Company uses the straight-line method for all classes of assets for book purposes. Depreciation expense is $63,616, $107,626 and $365,244 for the years ended May 31, 2004, 2003 and from inception through May 31, 2004, respectively. Depreciation included in research and development expense totaled $59,145, $67,474 and $288,047 for the years ended May 31, 2004 and 2003 and from inception to May 31, 2004, respectively.

The Company's intellectual technology property was originally licensed from a former related party. This intellectual technology property was then assigned to the Company upon the dissolution of the related party. The cost of the intellectual technology property is being amortized over a 20-year period. Amortization expense is $1,015, $1,015 and $4,653 for the years ended May 31, 2004, 2003 and from inception through May 31, 2004, respectively. The Company reviews the intellectual property for impairment on at least an annual basis in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets". Amortization expense for the intellectual property will be $1,015 for each of the next five years.

6.	Income Taxes

Income taxes are recognized using enacted tax rates, and are composed of taxes on financial accounting income that is adjusted for the requirement of current tax law and deferred taxes. Deferred taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company does not expect to have current income taxes payable or deferred tax balances for the foreseeable future.

7.	Other Comprehensive Income

From September 17, 1999 (inception) through May 31, 2004, the Company had no changes in equity which constitute components of other comprehensive income.

8.	Research and Development - Research and development costs are expensed as incurred and also includes depreciation as reported above.

9.	Fair Value of Financial Instruments - The fair value of the Company's financial instruments, principally cash and debt, approximates their carrying value.

10.	Recent Accounting Pronouncements

In November 2002, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company has not historically issued guarantees and, as such, the adoption of FIN 45 did not have a material effect on the Company's financial statements.

In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 are required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of this statement did not have a significant impact on the Company's financial position, results of operations, or cash flows since the Company currently has no VIEs. In December 2003, the FASB issued FIN 46R with respect to VIEs created before January 31, 2003, which, among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004, with the exception of Special Purpose Entities (SPE). The consolidation requirements apply to all SPEs in the first fiscal year or interim period ending after December 15, 2003. The Company adopted the provision of FIN46R effective February 27, 2004, and such adoption did not have a material impact on the financial statements since the Company currently has no SPEs.

On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments:

-	mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets;

-	instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, including put options and forward purchase contracts; and

-	obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's financial position, results of operations or cash flows.

11.	Reclassifications

Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentation.

NOTE C - REVERSE MERGER

On November 15, 1999, Enerdyne Corporation ( Enerdyne or Public Shell) acquired all of the outstanding common stock of Protalex, Inc. (Protalex) in exchange for the issuance of additional shares of Enerdyne stock. The ratio of exchange was 822 shares of Enerdyne stock issued for each share of Protalex stock received. For accounting purposes, the acquisition has been treated as an acquisition of Enerdyne by Protalex and as a recapitalization of Protalex (Reverse Merger). The historical financial statement of operations presented herein include only those of the accounting acquirer and the retained earnings (deficit) of only the accounting acquirer carries over consistent with the requirements of reverse merger accounting. Concurrently with the share exchange, Enerdyne changed its name to Protalex, Inc.

The details of the reverse merger transaction are as follows:

		Enerdyne	Transaction	Balance Sheet at
Account Description	Protalex, Inc.	Corporation	Adjustments	November 16, 1999

Cash	$23,531	$-	$-	$23,531
Note receivable shareholder	-	118,547	-	118,547
License	20,300	-	-	20,300
Investment in Enerdyne	368,547	-	(368,547)	-
Other current assets	8,212	-	-	8,212
Other current liabilities	(17,555)	-	-	(17,555)
Accounts payable Alex	(40,000)	-	-	(40,000)
Note payable	(368,546)	-	-	(368,546)
Common stock	(25,300)	(833,459)	714,912	(143,847)
Additional paid in capital	-	(1,105,014)	1,105,014	-
Treasury stock	-	430,424	(430,424)	-
Accumulated deficit	30,811	1,389,502	(1,389,502)	30,811
Common stock - contra	-	-	368,547	368,547

	$-	$-	$-	$-

Additional information in connection with stock amounts and number of shares issued is as follows:

			Enerdyne Corporation
	Protalex, Inc.			Shares
Account Description	Shares	Amount	Outstanding	Treasury	Amount

Common stock	$10,084	$25,300	$1,578,907	$238,500	$833,459
822 to 1 stock recapitalization	(10,084)	-	8,289,048	-	-
Cancellation of shares formerly held by Protalex in Enerdyne	-	-	(885,408)	-	-
Increase to record net assets of Enerdyne	-	118,547	-	-	-
Cancellation of common stock amounts for Enerdyne	-	-	-	-	(833,459)
Name change to Protalex, Inc.	-	-	-	-	-

	$-	$143,847	$8,982,547	$238,500	$-

NOTE D - INCOME TAXES

The provision for income taxes for the years ended May 31, 2004 and 2003 consist of the following. Total income tax benefit differs from the amounts computed by applying the statutory tax rate to loss before income taxes.

	Years ended
	May 31, 2004	May 31, 2003
Statutory federal and state statutory rates of 40%	$1,195,746	$666,036
Increase in valuation allowance	(1,195,746)	(666,036)

Actual tax benefit	$-	$-

For the years ended May 31, 2004 and 2003, the components of income tax (benefit) expense consist of the following:

Current:
Federal	$-	$-
State	-	-

Deferred:
Federal	926,000	618,000
State	163,000	109,000
Valuation allowance	(1,089,000)	(727,000)

Income tax benefit	$-	$-

The components of the net deferred tax asset as of May 31, 2004 and 2003 are as follows:

Assets:
Net operating losses	$2,311,000	$1,459,000
Vacation accrual	6,000	3,000
Warrants and options	411,000	169,000

Deferred tax assets	2,728,000	1,631,000

Liability,
Equipment	(32,000)	(24,000)

Net deferred tax asset	2,696,000	1,607,000
Less valuation allowance	(2,696,000)	(1,607,000)

Deferred tax asset, net of valuation allowance	$-	$-

The net deferred taxes have been fully offset by a valuation allowance since the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The net operating loss carryforward for income tax purposes of approximately $5,779,000 as of May 31, 2004 expires beginning in 2014 through 2019. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership). As a result of these provisions, utilization of the NOL and tax credit carryforwards may be limited.

NOTE E - RELATED PARTIES

During the year ended May 31, 2004, the Company incurred $10,505 of expenses related to air travel to a partnership principally owned by the President of the Company. In addition, the Company incurred $15,238 of expenses related to legal services paid to a law firm, which employs one of the Company's board members. The Company also has an agreement with its Chairman to pay $12,500 per month for his services. During the year ended May 31, 2004 the Company incurred $122,177 related to these services.

NOTE F - CAPITAL LEASE OBLIGATIONS

Protalex leases certain equipment under a capital lease. As of May 31, 2004 and 2003, the recorded amount of assets, net of related accumulated depreciation was $40,767 and $61,151, respectively.

Future minimum lease payments and the related present value of the future obligation under the capital lease at May 31, 2004 are as follows:

2005	$22,622
2006	20,736

Total minimum obligations	43,358
Interest	(2,825)

Present value of minimum capital lease obligations	40,533
Current portion	(20,487)

Long-term capital lease obligations	$20,046

NOTE G - STOCK OPTIONS

Prior to January 22, 2004, all options were issued as "stand alone" options. On January 22, 2004, the board of directors of the Company approved the Protalex, Inc. 2003 Stock Option Plan., which provides for incentive and non-qualified stock options to purchase a total of 1,500,000 shares of the Company's Common Stock. Under the terms of the plan, incentive options may not be granted for less than the fair market value of the Common Stock at the date of the grant and non-qualified options shall not be granted for less than 85% of the fair market value of the Common Stock at the date of the grant. Vesting generally occurs ratably over four years and is exercisable over a period no longer than ten years after the grant date. As of May 31, 2004, options to purchase 150,000 shares of the Company's Common Stock were granted, with no options being exercisable.

A summary of the common stock option activity for employees, directors and officers as of May 31, 2004 is as follows:

	Weighted
	Average
	Exercise
	Options	Prices	Exercisable
Balance, September 17, 1999	-	$-	-
Granted, April 28, 2000	40,000	0.36	40,000
Granted, November 26, 2001	100,000	1.25	100,000
Expired, April 28, 2002	(40,000)	.036	(40,000)
Granted, June 1, 2002	125,000	1.50	125,000
Granted, July 18, 2002	100,000	1.50	100,000
Granted, October 24, 2002	100,000	1.45	100,000
Granted, December 16, 2002	863,242	1.50	419,632
Granted, December 16, 2002	50,000	1.70	50,000
Granted, March 15, 2003	130,000	1.50	-
Granted, April 1, 2003	40,000	1.50	9,167
Granted, July 1, 2003	40,000	1.50	8,332
Granted, August 13, 2003	100,000	1.50	100,000
Granted, September 19, 2003	584,333	1.50	185,767
Granted, January 1, 2004	225,000	1.96	90,625
Forfeited, January 22, 2004	(130,000)	1.50	-
Granted, March 1, 2004	150,000	2.17	-

	2,477,575		1,288,523

The following summarizes certain information regarding stock options at May 31, 2004:

Total				Exercisable
Exercise Price		Weighted Average	Weighted Average		Weighted Average	Weighted Average
Range	Number	Exercise Price	Remaining Life (yrs)	Number	Exercise Price	Remaining Life
$1.25 - 1.75	2,102,575	$1.49	8.64	1,197,898	$1.48	8.64
$1.75 - 2.25	375,000	$2.04	9.58	90,625	$1.96	9.58

	2,477,575			1,288,523

NOTE H - DESCRIPTION OF LEASING ARRANGEMENTS

The Company leases its office space under a non-cancellable operating lease. The lease term is for three years, with an option to extend for one or two years beyond the initial term. Rent expense for the years ended May 31, 2004 and 2003 were $37,571 and $23,870, respectively.

Future minimum lease payments are as follows:

Year ending May 31,
2005	$91,036
2006	95,588
2007	65,816

Total	$252,440

NOTE I - SALE AND REPURCHASE OF COMMON STOCK

On September 18, 2003, the Company closed a private placement, raising a total of $11,356,063, net of transaction costs in exchange for 7,445,646 shares of common stock and 2,605,976 warrants exercisable at $2.40 per share, expiring on September 18, 2008. In addition, 558,423 warrants, exercisable at $2.40 per share, were issued to Merriman and Company, as part of their fee for acting as placement agent.

On September 19, 2003, the Company repurchased and retired 2,994,803 shares of common stock from former Chief Scientific Officer Paul Mann and family members for $300,000.

NOTE J - TERMINATION AGREEMENTS

In December 2003, the Company terminated several employees, including its Chief Financial Officer, when it officially moved its headquarters to New Hope, Pennsylvania. The Employment Termination Agreement provided for severance pay, generally for three months, and the issuance of 39,399 shares of the Company's common stock.

Protalex, Inc.
(A Company in the Development Stage)

BALANCE SHEETS

	August 31, 2004	May 31, 2004
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,254,011	$9,292,783
Prepaid expenses and employee advances	44,471	22,041

Total current assets	8,298,482	9,314,824

EQUIPMENT:
Lab equipment	260,425	260,425
Office and computer equipment	157,787	153,266
Furniture & fixtures	25,556	25,556
Leasehold improvements	5,540	5,540

	449,308	444,787
Less accumulated depreciation	(354,803)	(342,723)

	94,505	102,064

OTHER ASSETS:
Deposits	7,590	7,590
Intellectual technology property, net of accumulated amortization of $4,908 and $4,653 as of August 31, 2004 and May 31, 2004, respectively	15,392	15,647

Total other assets	22,982	23,237

TOTAL	$8,415,969	$9,440,125

LIABILITIES AND STOKCHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of capital lease obligation	$20,839	$20,487
Accounts payable	290,842	377,100
Payroll and related liabilities	31,783	24,560
Accrued expenses	4,105	-

Total current liabilities	347,569	422,147
Capital lease obligation, less current portion	14,702	20,046
Other	2,702	1,544

Total liabilities	364,973	443,737

STOCKHOLDERS' EQUITY
Common stock, no par value, authorized 40,000,000 shares, 16,784,433 shares issued and outstanding as of August 31, 2004 and May 31 2004, respectively	14,683,854	14,683,854
Additional paid in capital	1,110,603	1,052,008
Deficit accumulated during the development stage	(7,743,461)	(6,739,474)

Total stockholders' equity (deficit)	8,050,996	(8,996,388)

	$8,415,969	$9,440,125

The accompanying notes are an integral part of these financial statements.

Protalex, Inc.
(A Company in the Development Stage)

STATEMENTS OF OPERATIONS

For the three months ended August 31, 2004 and 2003, and From
Inception (September 17, 1999) through August 31, 2004
(Unaudited)

	Three	Three	From Inception
	Months Ended	Months Ended	Through
	August 31,	August 31,	August 31,
	2004	2003	2004
Revenues	$-	$-	$-
Operating Expenses
Research and development	(719,546)	(257,234)	(4,402,452)
Administrative	(219,775)	(317,663)	(2,576,521)
Professional fees	(88,201)	(37,759)	(653,494)
Depreciation and amortization	(1,396)	(1,876)	(142,391)

Operating Loss	(1,028,918)	(614,532)	(7,774,858)
Other income (expense)
Interest income	25,595	155	109,880
Interest expense	(664)	(2,112)	(67,903)
Loss on disposal	-	-	(10,580)

Net Loss	$(1,003,987)	$(616,489)	$(7,743,461)

Weighted average number of common shares outstanding	16,784,433	12,244,740	12,118,511

Loss per common share - basic and diluted	$(.06)	$(.05)	$(.64)

The accompanying notes are an integral part of these financial statements.

Protalex, Inc.
(A Company in the Development Stage)

STATEMENTS OF CASH FLOWS

For the Three Months Ended August 31, 2004 and 2003, and From
Inception (September 17, 1999) through August 31, 2004
Unaudited

	Three	Three	From Inception
	Months Ended	Months Ended	Through
	August 31,	August 31,	August 31,
	2004	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,003,987)	$(616,489)	$(7,743,461)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities
Loss on disposal of equipment	-	-	10,580
Depreciation and amortization	12,335	13,676	382,232
Non cash compensation expense	58,595	182,002	1,267,481
Non cash expenses	-	-	16,644
(Increase) decrease in:
Prepaid expense and employee advances	(22,430)	1,221	(52,061)
Increase (decrease) in:
Accounts payable and accrued expenses	(82,153)	99,280	294,947
Payroll and related liabilities	7,223	52,320	31,783
Other liabilities	1,158	-	2,702

Net cash and cash equivalents used in operating activities	(1,029,259)	(267,990)	(5,789,153)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intellectual technology license - fee portion	-	-	(20,000)
Acquisition of equipment	(4,521)	-	(335,,828)
Excess of amounts paid for public shell over assets acquired to be accounted for as a recapitalization	-	-	(250,000)
Proceeds from disposal of equipment	-	-	6,000

Net cash and cash equivalents used in investing activities	(4,521)	-	(599,828)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuance	-	-	14,976,464
Principal payment on equipment notes payable and capital leases	(4,992)	(6,797)	(259,870)
Contribution by shareholders	-	-	183,569
Principal payment on note payable individual	-	-	(225,717)
Issuance of note payable to individuals	-	100,000	368,546
Acquisition of common stock	-	(8,334)	(400,000)

Net cash and cash equivalents (used in) provided by financing activities	(4,992)	84,869	14,642,992

NET (DECREASE) INCREASEIN CASH AND CASH EQUIVALENTS	(1,038,772)	(183,121)	8,254,011
Cash and cash equivalents, beginning	9,292,783	280,052	-

Cash and cash equivalents, end	$8,254,011	$96,931	$8,254,011

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$664	$1,316	$64,692

Taxes paid	$-	$50	$50

The accompanying notes are an integral part of these financial statements.

NOTE A - NOTES TO INTERIM FINANCIAL STATEMENTS

The interim financial data is unaudited, however in the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The financial statements included herein have been prepared by Protalex, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading.

The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's financial statements filed as part of the Company's Form 10-KSB for the year ended May 31, 2004. This quarterly report should be read in conjunction with such annual report.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expense, and the disclosure of contingent assets and liabilities. Estimated amounts could differ from actual results.

2. Loss per Common Share

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS No. 128) which is effective for periods ending after December 15, 1997. SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing loss to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of August 31, 2004, the Company had a total of 6,762,654 potentially dilutive securities.

3. Stock Based Compensation

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148 ("SFAS No. 148), "Accounting for Stock-Based Compensation - Transition and Disclosure." The Company does not plan to adopt the fair value method of accounting of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123) for stock options issued to employees. The company accounts for those options granted to employees using the intrinsic value recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with APB 25, the Company records compensation cost as the difference between the exercise price of the options and the fair market value of the Company stock on the measurement (grant) date. These costs are amortized to expense over the options' vesting period. Options to non-employees are accounted for using the "fair value" method, which recognizes the value of the option as an expense over the related service period with a corresponding increase to additional paid-in capital.

The following table illustrates the effect on net loss and earnings per share if the Company applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation.

	Three	Three	From Inception
	Months Ended	Months Ended	Through
	August 31,	August 31,	August 31,
	2004	2003	2004
Net loss, as reported	$(1,003,,987)	$(616,489)	$(7,743,461)
Add: stock-based employee compensation expense included in reported net loss	58,595	182,002	652,907
Deduct: Stock-based employee compensation expense determined under fair- value method for all awards	(160,174)	(323,231)	(2,065,108)

Pro forma net loss	$(1,105,566)	$(757,718)	$(9,145,662)

Loss per share, as reported basic and diluted	$(.06)	$(.05)	$(.64)
Proforma loss per share basic and diluted	$(.07)	$(.06)	$(.75)

The fair value of the options are estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Three	Three	From Inception
	Months Ended	Months Ended	Through
	August 31,	August 31,	August 31,
	2004	2003	2004
Dividends per year	0	0	0
Volatility percentage	103%	90%-131%	90%-131%
Risk free interest rate	2.57%	4.16%-5.11%	2.07%-5.11%
Expected life (years)	4	3-5	3-5

On July 19, 2004, the Company issued options to purchase up to 15,000 shares of restricted common stock of the Company to an employee, as part of an agreement for employment, at an exercise price of $2.00 a share. The options were issued pursuant to the Company's 2003 Stock Option Plan and vest over a forty- eight month period. The options will expire July 2008.

NOTE C - RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 are required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of this statement did not have a significant impact on the Company's financial position, results of operations, or cash flows since the Company currently has no VIEs. In December 2003, the FASB issued FIN 46R with respect to VIEs created before January 31, 2003, which, among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004, with the exception of Special Purpose Entities (SPE). The consolidation requirements apply to all SPEs in the first fiscal year or interim period ending after December 15, 2003. The Company adopted the provision of FIN46R effective February 27, 2004, and such adoption did not have a material impact on the financial statements since the Company currently has no SPEs.

On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments:

.	mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets;

.	instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, including put options and forward purchase contracts; and

.	obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's financial position, results of operations or cash flows.

NOTE D - RELATED PARTIES

During the quarter ended August 31, 2004, the Company incurred $3,794 of expenses related to air travel to a partnership principally owned by the Chief Executive Officer of the Company. In addition the Company incurred $1,975 of expenses related to legal services, $789 of which remained unpaid to a law firm, which employs one of the Company's board members. The Company also has an agreement with its Chairman to pay $12,500 per month for his services. During the quarter ended August 31, 2004 the Company incurred $37,500 related to these services.

NOTE E - RECLASSIFICATIONS

Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Corporation Law of the State of New Mexico and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Articles of Incorporation.

We maintain directors and officers liability insurance with an aggregate coverage limit of $1,000,000.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$2,918*
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Printing and related expenses	$8,000
TOTAL	$45,918

* Previously paid with filing of initial registration statement.

Item 26.  Recent Sales of Unregistered Securities.

On September 18, 2003, the Company sold 7,445,646 shares of common stock of the Company and warrants to purchase an additional 2,605,976 shares of common stock of the Company to institutional and individual investors for an aggregate purchase price of $12,657,599. The Company also issued warrants to purchase 558,423 shares of Company common stock to Merriman Curhan Ford & Co., a registered broker-dealer, in connection with this financing. Each of the warrants has an exercise price of $2.40 per share and expires on September 18, 2008. The securities were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder. The Company obtained representations from each of the investors that they are “accredited investors” for purposes of Regulation D.

Item 27.  Exhibits.

The following exhibits are included as part of this Post-Effective Amendment No. 2 to Form SB-2. References to “the Company” in this Exhibit List means Protalex, Inc., a New Mexico corporation.

II-1

Exhibit No.	Description
2.1	Stock Purchase Agreement among the Company, Don Hanosh and Enerdyne Corporation (Incorporated by reference to the Company’s 10-SB filing on December 6, 1999)
2.2	Merger Agreement and Plan of Re-organization between the Company and Enerdyne Corporation (Incorporated by reference to the Company’s 10-SB filing on December 6, 1999)
3.1	Articles of Incorporation of the Company, as amended (Incorporated by reference to the Company’s 10-SB filing on December 6, 1999)
3.2	Bylaws of the Company (Incorporated by reference to the Company’s 10-KSB/A filing on September 24, 2003)
4.1	Letter Agreement with Pembroke Financial Ltd. dated July 9, 2001 (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
4.2	Securities Purchase Agreement dated September 18, 2003 between the Company and certain of the Selling Stockholders (Incorporated by reference to the Company’s SB-2 filed on October 20, 2003)
4.3	Investor Rights Agreement dated September 18, 2003 between the Company and certain of the Selling Stockholders (Incorporated by reference to the Company’s SB-2 filed on October 20, 2003)
4.4	Form of Common Stock Purchase Warrant issued by the Company to the Selling Stockholders (Previously filed with the Company’s SB-2 filed on October 20, 2003)
5.1	Opinion of Luce, Forward, Hamilton & Scripps LLP (Incorporated by reference to the Company’s SB-2 filed on October 20, 2003)
9.1	Shareholders Agreement between the Company and various common stock holders (Previously filed with the Company’s SB-2 filed on October 20, 2003)
10.1	Employment offer letter executed by Steven H. Kane (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.2	Board appointment executed by G. Kirk Raab (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.3	Form of Option Agreement (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.4	Equipment Lease Agreement between the Company and Waters Technologies Corporation (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.5	Real Estate Lease between the Company and Kleinfeld Commercial Brokerage, LLC (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.6	Frame Contract between the Company and Eurogentec S.A. (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.7	Project Assignment 2 between the Company and Eurogentec S.A. (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.8	Assignment of Intellectual Property from Alex LLC to the Company (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.9	Assignment of Intellectual Property from Dr. Paul Mann to the Company (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.10	Project Assignment 1 between the Company and Eurogentec, S.A. (Incorporated by reference to the Company’s 10-KSB/A filed September 24, 2003)
10.11
Stock Redemption Agreement dated August 15, 2003, by and between the Company, Paul L. Mann, Leslie A. McCament-Mann, Gail Stewe and Elizabeth Sarah Anne Wiley (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)

10.12	Letter dated August 21, 2003 from Paul L. Mann to the Company (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.13	Promissory Note dated August 15, 2003, issued by the Company in favor of John E. Doherty (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.14	Promissory Note dated August 15, 2003, issued by the Company in favor of Steven H. Kane (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.15	Continuing and Unconditional Guaranty executed by John E. Doherty (Incorporated by reference to the Company’s 10-SB filed on December 6, 1999)
10.16	Continuing and Unconditional Guaranty executed by James K. Strattman (Incorporated by reference to the Company’s 10-SB filed on December 6, 1999)
10.17	Form of Confidential Disclosure Agreement (Incorporated by reference to the Company’s 10-SB filed on December 6, 1999)
10.18	Technology License Agreement dated November 17, 1999, between the Company and Alex, LLC (Incorporated by reference to the Company’s 10-SB filed on December 6, 1999)
10.19	Offer of Employment to Joseph Dervan dated January 20, 2003 (Incorporated by reference to the Company’s 10-KSB/A filed on September 24, 2003)
10.20
Lease Agreement for facilities at 145 Union Square Drive, New Hope, Pennsylvania between the Company and Union Square, L.P. dated December 1, 2003 (Incorporated by reference to the Company’s 10-QSB filed on April 14, 2004)

23.1*	Consent of independent auditors
23.2	Consent of Luce, Forward, Hamilton & Scripps LLP (Incorporated by reference to Exhibit 5.1 to the Company’s SB-2 filed on October 20, 2003)
24.1	Power of Attorney (Incorporated by reference to the signature page to the Company’s SB-2 filed on October 20, 2003)

* Filed herewith.

II-2

Item 28.  Undertakings.

The undersigned registrant hereby undertakes to:

1.  File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

SECTION 1.  Include any prospectus required by Section 10(a)(3) of the Securities Act;

SECTION 2.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

SECTION 3.  Include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

5.  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of New Hope, State of Pennsylvania.

Date: November 4, 2004	PROTALEX, INC., a New Mexico corporation

	By:	/s/
Steven H. Kane, President, Chief Executive Officer, and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ G. Kirk Raab*	Chairman of the Board and Director	November 4, 2004
G. Kirk Raab
/s/ Steven H. Kane*	President, Chief Executive Officer, Chief Financial Officer and	November 4, 2004
Steven H. Kane	Director

/s/ Dinesh Patel*	Director	November 4, 2004
Dinesh Patel

/s/ John E. Doherty*	Director	November 4, 2004
John E. Doherty

/s/ Frank M. Dougherty*	Director	November 4, 2004
Frank M. Dougherty

/s/ Thomas P. Stagnaro*	Director	November 4, 2004
Thomas P. Stagnaro

Carleton A. Holstrom	Director	November 4, 2004
Carleton A. Holstrom

* By: /s/ Steven H. Kane		November 4, 2004
Steven H. Kane, Attorney-in-fact